UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.            )

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Consolidated Communications Holdings, Inc.
(Name of Registrant as Specified In Its Charter)

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CONSOLIDATED COMMUNICATIONS HOLDINGS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 2, 2016

To Our Stockholders:

The 2016 annual meeting of stockholders of Consolidated Communications Holdings, Inc. will be held at Consolidated Communications’ corporate headquarters, 121 South 17th Street, Mattoon, Illinois 61938 on May 2, 2016, at 9:00 a.m., central time. The 2016 annual meeting of stockholders is being held for the following purposes:

1. To elect Roger H. Moore, Thomas A. Gerke, and Dale E. Parker as Class II directors to serve for a term of three years, in accordance with our amended and restated certificate of incorporation and amended and restated bylaws (Proposal No. 1);

2. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016 (Proposal No. 2); and

3. To transact such other business as may properly come before the annual meeting and any adjournment or postponement thereof.

Only stockholders of record at the close of business on March 11, 2016 are entitled to vote at the meeting or at any postponement or adjournment thereof.

We hope that as many stockholders as possible will personally attend the meeting. Whether or not you plan to attend the meeting, please complete the enclosed proxy card and sign, date and return it promptly so that your shares will be represented. You also may vote your shares by telephone or through the Internet by following the instructions set forth on the proxy card. Submitting your proxy in writing, by telephone or through the Internet will not prevent you from voting in person at the meeting.

By Order of the Board of Directors,

Steven J. Shirar Chief Information Officer & Secretary

March 30, 2016

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 2, 2016 — Our Proxy Statement and 2015 Annual Report to Stockholders are available at www.edocumentview.com/cnsl.

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COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	41
ANNUAL REPORT TO STOCKHOLDERS	41
STOCKHOLDER PROPOSALS FOR 2017 ANNUAL MEETING	41
GENERAL	42
Section 16(a) Beneficial Ownership Reporting Compliance	42
Other Information	42
OTHER MATTERS	42

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CONSOLIDATED COMMUNICATIONS HOLDINGS, INC.
121 South 17th Street
Mattoon, Illinois 61938

PROXY STATEMENT

This proxy statement contains information related to the 2016 annual meeting of stockholders of Consolidated Communications Holdings, Inc., a Delaware corporation (the “Company,” “Consolidated,” “we,” “our” or “us”), that will be held at our corporate headquarters, 121 South 17th Street, Mattoon, Illinois 61938, on May 2, 2016, at 9:00 a.m., central time, and at any postponements or adjournments thereof. The approximate first date of mailing for this proxy statement and proxy card, as well as a copy of our combined 2015 Annual Report to Stockholders and Annual Report on Form 10-K for the year ended December 31, 2015, is March 30, 2016.

ABOUT THE MEETING

What is the purpose of this proxy statement?

The purpose of this proxy statement is to provide information regarding matters to be voted on at the 2016 annual meeting of our stockholders. Additionally, it contains certain information that the Securities and Exchange Commission (the “SEC”) requires us to provide annually to stockholders. The proxy statement is also the document used by our board to solicit proxies to be used at the 2016 annual meeting. Proxies are solicited by our board to give all stockholders of record an opportunity to vote on the matters to be presented at the annual meeting, even if the stockholders cannot attend the meeting. The board has designated Steven J. Shirar and Matthew K. Smith as proxies, who will vote the shares represented by proxies at the annual meeting in the manner indicated by the proxies.

What proposals will be voted on at the annual meeting?

Stockholders will vote on the following proposals at the annual meeting:

●	the election of Roger H. Moore, Thomas A. Gerke, and Dale E. Parker as Class II directors to serve for a term of three years, in accordance with our amended and restated certificate of incorporation and amended and restated bylaws (Proposal No. 1);

●	the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm (the “independent auditors”), for the fiscal year ending December 31, 2016 (Proposal No. 2); and

●	any other business properly coming before the annual meeting and any adjournment or postponement thereof.

Who is entitled to vote?

Each outstanding share of our common stock entitles its holder to cast one vote on each matter to be voted upon at the annual meeting. Only stockholders of record at the close of business on the record date, March 11, 2016, are entitled to receive notice of the annual meeting and to vote the shares of common stock that they held on that date at the meeting, or any postponement or adjournment of the meeting. If your shares are held for you by a beneficial holder in “street name” please refer to the information forwarded to you by your bank, broker or other holder of record to see what you must do to vote your shares. Please see the next question below for a description of a beneficial owner in “street name.”

A complete list of stockholders entitled to vote at the annual meeting will be available for examination by any stockholder at our corporate headquarters, 121 South 17th Street, Mattoon, Illinois 61938, during normal business hours for a period of ten days before the annual meeting and at the time and place of the annual meeting.

What is the difference between a stockholder of record and a beneficial holder of shares?

If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered a stockholder of record with respect to those shares. If this is the case, we have sent or provided proxy materials directly to you.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” If this is the case, the proxy materials have been forwarded to you by your brokerage firm, bank or other nominee, which is considered the stockholder of record with respect to these shares. As the beneficial holder, you have the right to direct your broker, bank or other nominee how to vote your shares. Please contact your broker, bank or other nominee for instructions on how to vote any shares you beneficially own.

Who can attend the meeting?

All stockholders of record as of March 11, 2016, or their duly appointed proxies, may attend the meeting. Cameras, recording devices and other electronic devices will not be permitted at the meeting. If you hold your shares in “street name,” you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the meeting.

What constitutes a quorum?

A quorum of stockholders is necessary to hold the annual meeting. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum. As of March 11, 2016, the record date, 50,652,328 shares of our common stock were outstanding. Proxies received but marked as withheld, abstentions, or broker non-votes will be included in the calculation of the number of shares considered present at the meeting for purposes of establishing a quorum. In the event that a quorum is not present at the annual meeting, we expect that the annual meeting will be adjourned or postponed to solicit additional proxies.

How do I vote?

If you are a stockholder of record, you may vote by any of the following methods:

●	Internet. Electronically through the Internet by accessing our materials using the website listed on your proxy card. To vote through the Internet, you should sign on to this website and follow the procedures described at the website. Internet voting is available 24 hours a day, and the procedures are designed to authenticate votes cast by using a personal identification number located on your proxy card. These procedures allow you to give a proxy to vote your shares and to confirm that your instructions have been properly recorded. If you vote through the Internet, you should not return your proxy card. If you vote through the Internet, your proxy will be voted as you direct on the website.

●	Mail. By returning your proxy through the mail. If you complete and properly sign the accompanying proxy card and return it to us, it will be voted as you direct on the proxy card. You should follow the instructions set forth on the proxy card, being sure to complete it, to sign it and to mail it in the enclosed postage-paid envelope.

●	Telephone. By calling 1-800-652-8683 (VOTE). This toll free number is also included on the proxy card. Telephone voting is available 24 hours a day, and the procedures are designed to authenticate votes cast by using a personal identification number located on your proxy card. These procedures allow you to give a proxy to vote your shares and to confirm that your instructions have been properly recorded. If you vote by telephone, you should not return your proxy card.

●	In Person. In person at the meeting.

We recommend that you vote in advance even if you plan to attend the meeting so that we will know as soon as possible that enough votes will be present for us to hold the meeting. If you are a stockholder of record and attend the meeting, you may vote at the meeting or deliver your completed proxy card in person.

If your shares are held in “street name,” please refer to the information forwarded to you by your bank, broker or other holder of record to see what you must do in order to vote your shares, including whether you may be able to vote electronically through your bank, broker or other record holder. If so, instructions regarding electronic voting will be provided by the bank, broker or other holder of record to you as part of the package that includes this proxy statement. If you are a “street name” stockholder and you wish to vote in person at the meeting, you will need to obtain a proxy from the institution that holds your shares and present it to the inspector of elections with your ballot when you vote at the annual meeting.

Can I revoke or change my vote after I return my proxy card?

Yes. Even after you have submitted your proxy, you may revoke or change your vote at any time before the proxy is voted by:

●	delivering to our Secretary at the address on the first page of this proxy statement a written notice of revocation of your proxy by mail, by telephone or through the Internet;
●	delivering a duly executed proxy bearing a later date; or
●	voting in person at the annual meeting.

If your shares are held in “street name,” you may revoke or change your vote by voting in person at the annual meeting if you obtain a proxy as described in the answer to the previous question.

How many votes are required for the proposals to pass?

Election of Directors (Proposal No. 1). Directors are elected by a plurality vote. Accordingly, the three director nominees who receive the greatest number of votes cast will be elected.

Ratification of the Appointment of Ernst & Young LLP (Proposal No. 2) and Approval of any Other Proposals. The vote required for the ratification of the appointment of Ernst & Young LLP and the approval of any other proposal not presently anticipated that may properly come before the annual meeting or any adjournment or postponement of the meeting, is the approval of a majority of the votes present, in person or by proxy, and entitled to vote on the matter.

How are abstentions and broker non-votes treated?

With respect to Proposal No. 1, abstentions will have no effect. If a stockholder abstains from voting on Proposal No. 2, it will have the same effect as a vote “AGAINST” that proposal. Broker non-votes and shares as to which proxy authority has been withheld with respect to any matter are not entitled to vote for purposes of determining whether stockholder approval for that matter has been obtained and, therefore, will have no effect on the outcome of the vote on any such matter. A broker “non-vote” occurs on a proposal when shares held of record by a broker are present or represented at the meeting but the broker is not permitted to vote on that proposal without instruction from the beneficial owner of the shares and no instruction has been given.

What if I do not specify a choice for a matter when returning a proxy?

Stockholders should specify their choice for each matter on the enclosed proxy. If no specific instructions are given, proxies that are signed and returned will be voted:

●	“FOR” the election of Roger H. Moore, Thomas A. Gerke, and Dale E. Parker as Class II directors (see page 6); and
●	“FOR” the proposal to ratify the appointment of Ernst & Young LLP as our independent auditors (see page 19).

What are the board’s recommendations?

The board’s recommendations, together with the description of each proposal, are set forth in this proxy statement. In summary, the board recommends that you vote:

●	“FOR” the election of Roger H. Moore, Thomas A. Gerke, and Dale E. Parker as Class II directors (see page 6); and
●	“FOR” the ratification of the appointment of Ernst & Young LLP as our independent auditors (see page 19).

Unless you give other instructions on your proxy card, the persons named as proxy holders on the enclosed proxy card will vote in accordance with the recommendations of the board of directors.

What happens if additional matters are presented at the annual meeting?

Other than the two proposals described in this proxy statement, we are not aware of any other business to be acted upon at the annual meeting.

Pursuant to the provisions of Rule 14a-4(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to any other matter that properly comes before the meeting, if you grant a proxy, the persons named as proxy holders on the enclosed proxy card will vote your shares as recommended by the board of directors or, if no recommendation is given, in their own discretion.

Will anyone contact me regarding this vote?

No arrangements or contracts have been made or entered into with any solicitors as of the date of this proxy statement, although we reserve the right to engage solicitors if we deem them necessary. If done, such solicitations may be made by mail, telephone, facsimile, e-mail, the Internet or personal interviews.

Who will tabulate and certify the vote?

Representatives of Computershare Trust Company, N.A., our transfer agent, will tabulate the votes and act as Inspector of Elections.

ANNUAL REPORT

Will I receive a copy of Consolidated’s 2015 Annual Report to Stockholders?

We have enclosed our 2015 Annual Report to Stockholders for the fiscal year ended December 31, 2015 with this proxy statement. The annual report includes our audited financial statements, along with other financial information about us, which we urge you to read carefully.

How can I receive a copy of Consolidated’s Annual Report on Form 10-K?

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as filed with the SEC on February 29, 2016, is included in the 2015 Annual Report to Stockholders, which accompanies this proxy statement.

You can also obtain, free of charge, a copy of our Annual Report on Form 10-K, including all exhibits filed with it, by:

●	accessing the investor relations section of our website at http://ir.consolidated.com and clicking on the “Financials & Filings” link followed by clicking on the “SEC Filings” link;
●	accessing the materials online at www.edocumentview.com/cnsl;
●	writing to: Consolidated Communications Holdings, Inc. — Investor Relations 121 South 17th Street Mattoon, Illinois 61938; or
●	telephoning us at: (217) 258-2959.

You can also obtain a copy of our Annual Report on Form 10-K and other periodic filings that we make with the SEC from the SEC’s EDGAR database at http://www.sec.gov.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information that has been provided to us with respect to the beneficial ownership of shares of our common stock for (i) each stockholder who is known by us to own beneficially more than 5.0% of the outstanding shares of our common stock, (ii) each of our directors, (iii) each of our executive officers named in the Summary Compensation Table on page 33, and (iv) all of our directors and executive officers as a group. Unless otherwise indicated, each stockholder shown on the table has sole voting and dispositive power with respect to all shares shown as beneficially owned by that stockholder. Unless otherwise indicated, this information is current as of March 11, 2016, and the address of all individuals listed in the table is as follows: Consolidated Communications Holdings, Inc., 121 South 17th Street, Mattoon, Illinois 61938-3987.

	Aggregate Number of
	Shares Beneficially	Percentage of
Name of Beneficial Owner	Owned	Shares Outstanding
BlackRock Institutional Trust Company, N.A.(a)	5,672,843	11.2%
City National Rochdale, LLC(b)	4,334,227	8.6%
The Vanguard Group, Inc.(c)	4,304,911	8.5%
Lumpkin, Richard Anthony(d)	1,187,406	2.3%
Robert J. Currey	58,793	*
C. Robert Udell, Jr.	76,617	*
Steven L. Childers	95,410	*
Thomas A. Gerke	13,123	*
Dale E. Parker	23,991	*
Maribeth S. Rahe	39,613	*
Timothy D. Taron	28,163	*
Roger H. Moore	32,180	*
All directors & officers as a group (9 persons)	1,555,296	3.1%

*	Less than 1.0% ownership.

(a)	Beneficial and percentage ownership information is based on information contained in a Form 13G/A filed with the SEC on January 8, 2016, by BlackRock, Inc. The address of BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022. BlackRock, Inc. has sole voting power with respect to 5,557,377 shares.

(b)	Beneficial and percentage ownership information is based on information contained in a Form 13G/A filed with the SEC on February 10, 2016, by City National Rochdale LLC. The address of City National Rochdale LLC is 570 Lexington Avenue, New York, New York 10022. City of National Rochdale LLC has sole voting power with respect to 3,780,035 shares.

(c)	Beneficial and percentage ownership information is based on information contained in a Form 13G/A filed with the SEC on February 10, 2016, by The Vanguard Group, Inc. The address of The Vanguard Group, Inc. is Vanguard Blvd., Malvern, Pennsylvania 19355. The Vanguard Group has sole voting power with respect to 90,594 shares, shared voting power with respect to 5,100 shares, sole dispositive power with respect to 4,208,199 shares, and shared dispositive power with respect to 96,712 shares.

(d)	Includes: (i) 481,154 shares owned by Living Trust FBO Richard A. Lumpkin, (ii) 3,500 shares owned by Mr. Lumpkin’s wife, (iii) 106,153 shares owned by the Benjamin I. Lumpkin 2012 Irrevocable Trust, for which Mr. Lumpkin is the trustee, (iv) 6,011 shares owned directly by Mr. Lumpkin, (v) 309,674 shares owned by Benjamin I. Lumpkin 2008 Dynasty Trust, for which Mr. Lumpkin is the trustee, and (vi) 277,417 shares owned by Elizabeth L. Celio 2008 Dynasty Trust, for which Mr. Lumpkin is the trustee.

PROPOSAL NO. 1 — ELECTION OF ROGER H. MOORE, THOMAS A. GERKE, AND DALE E. PARKER AS DIRECTORS

Our amended and restated certificate of incorporation provides for the classification of our board of directors into three classes of directors, designated Class I, Class II and Class III, as nearly equal in size as is practicable, serving staggered three-year terms. One class of directors is elected each year to hold office for a three-year term or until successors of such directors are duly elected and qualified. The corporate governance committee has recommended, and the board also recommends, that the stockholders elect Mr. Moore, Mr. Gerke, and Mr. Parker, the nominees designated below as the Class II directors, at this year’s annual meeting to serve for a term of three years, expiring in 2019 or until his respective successor is duly elected and qualified. The nominees for election to the position of Class II directors, and certain information with respect to their backgrounds and the backgrounds of non-nominee directors, are set forth below.

It is the intention of the persons named in the accompanying proxy card, unless otherwise instructed, to vote to elect the nominees named herein as the Class II directors. The nominees named herein presently serve on our board of directors, and each nominee has consented to serve as a director if elected at this year’s annual meeting. In the event that any of the nominees named herein is unable to serve as a director, discretionary authority is reserved to the board to vote for a substitute for such nominee. The board has no reason to believe that the nominees named herein will be unable to serve if elected.

Nominees standing for election to the board

Name	Age	Current Position With Consolidated
Roger H. Moore
(Class II Director – term expiring in 2019)	74	Director
Thomas A. Gerke
(Class II Director – term expiring in 2019)	59	Director
Dale E. Parker
(Class II Director – term expiring in 2019)	64	Director

Directors continuing to serve on the board

Name	Age	Current Position With Consolidated
Robert J. Currey
(Class III Director – term expiring in 2017)	70	Executive Chairman of the Board and Directors
Maribeth S. Rahe
(Class III Director – term expiring in 2017)	67	Director
C. Robert Udell, Jr.
(Class III Director – term expiring in 2017)	50	President & Chief Executive Officer and Director
Richard A. Lumpkin
(Class I Director – term expiring in 2018)	81	Founding Director
Timothy D. Taron
(Class I Director – term expiring in 2018)	65	Director

Set forth below is information with respect to the nominees to the board and each continuing director regarding their experience. After the caption “Board Contributions,” we describe some of the specific experience, qualifications, attributes or skills that led to the conclusion that the person should serve as a director for the Company.

Business experience of nominees to the board

Roger H. Moore has served as a director since July 2005. Mr. Moore was President and Chief Executive Officer of Illuminet Holdings, Inc., a provider of network, database and billing services to the communications industry, from October 1998 to December 2001, a member of its board of directors from July 1998 to December 2001, and its President and Chief Executive Officer (“CEO”) from January 1996 to August 1998. In December of 2001, Illuminet was acquired by VeriSign, Inc. and Mr. Moore retired at that time. In September 1998 and October 1998, he served as President, CEO and a member of the board of directors of VINA Technologies, Inc., a telecommunications equipment company. From June 2007 to November 2007, Mr. Moore served as interim President and CEO of Arbinet. From December 2007 to May 2009, Mr. Moore served as a consultant to VeriSign Corporation. Mr. Moore also presently serves as a director of VeriSign, Inc. and was previously a director of Western Digital Corporation.

Board Contributions: Mr. Moore is a seasoned telecommunications executive with a deep background in the industry and very strong technical aptitude. He has a strong entrepreneurial bent and is a knowledgeable analyst of the evolution of telecommunications and the impact of new technologies on our business. He brings perspective from service on other boards. Although Mr. Moore is not currently a member of our audit committee, he also qualifies as an “audit committee financial expert” under SEC guidelines.

Thomas A. Gerke has served as a director since February 2013 and is the Chief Legal Officer at H&R Block, the world’s largest consumer tax services provider, since January 2012. From January 2011 to April 2011, Mr. Gerke served as Executive Vice President, General Counsel and Secretary of YRC Worldwide, a Fortune 500 transportation service provider. From July 2009 to December 2010, Mr. Gerke served as Executive Vice Chairman of CenturyLink, a Fortune 500 integrated communications business. From December 2007 to June 2009, he served as President and CEO at Embarq, then a Fortune 500 integrated communications business. He also held the position of Executive Vice President and General Counsel – Law and External Affairs at Embarq from May 2006 to December 2007. From October 1994 through May 2006, Mr. Gerke held a number of executive and legal positions with Sprint, serving as Executive Vice President and General Counsel for over two years. Mr. Gerke is also a former director of the CenturyLink, Embarq and United States Telecom Association and is a former member of the Rockhurst University Board of Trustees. He currently serves as a Trustee for the Greater Kansas City Local Investment Commission, Inc. (LINC) and is board member of Tall Grass Energy Partners, a provider of natural gas transportation and storage services.

Board Contributions: Mr. Gerke has substantial experience in the telecommunications sector. His leadership and industry experiences bring a strong and knowledgeable operational and strategic perspective to the board’s deliberations. He also brings perspective from service on other boards. Although Mr. Gerke is not currently a member of our audit committee, he also qualifies as an “audit committee financial expert” under SEC guidelines.

Dale E. Parker has served as a director since October 2014. Mr. Parker was a director on the Enventis Corporation (formerly Hickory Tech) board from 2006 until the consummation of Enventis Corporation’s merger with the Company on October 16, 2014, and served as Chair of Enventis Corporation’s board from January 2011 to May 2013. Mr. Parker is currently the Interim President and CEO for Image Sensing Systems, Inc. He has served as the Chief Operating Officer, Chief Financial Officer (“CFO”) and Treasurer for Image Sensing Systems since June 2013. Mr. Parker also continues to serve on the board of Image Sensing Systems, Inc., of St. Paul, Minnesota, a technology company focused on infrastructure improvement through the development of software–based detection solutions for the intelligent transportation systems sector. Mr. Parker served as interim CFO for Ener1, Inc. from 2011 to 2012. Ener1, Inc. is an energy storage technology company that develops lithium-ion-powered storage solutions for application in the electric utility, transportation and industrial electronics markets. In 2010, Mr. Parker worked as CFO of Neenah Enterprises, Inc., an independent foundry. From 2009 to 2010, Mr. Parker was the Vice President of Finance for Paper Works, a producer of coated recycled paper board. Mr. Parker was CFO at Forest Resources, LLC, a company focused on paper product production and conversion, from 2007 to October 2008. Mr. Parker is a CPA and holds an MBA.

Board Contributions: Mr. Parker has extensive experience working in senior executive positions for both public and private companies in a variety of industries, and expertise with financial statement preparation and SEC reporting gained from his experience as a CFO and qualifies as an “audit committee financial expert” under SEC guidelines. Further, having served as the past chair of the Enventis Corporation board, and living and working in the Minneapolis-St. Paul market, Mr. Parker brings an in-depth knowledge of the Company’s newly-acquired Minnesota operations and the business climate in which the Company operates.

BUSINESS EXPERIENCE OF CONTINUING DIRECTORS

Robert J. Currey serves as our Executive Chairman of the Board of Directors. Mr. Currey has served as one of the Company’s directors and as a director of our predecessors since 2002 and served as our CEO from 2002 until December 31, 2014. From 2002 to November 2013, he also served as our President. From 2000 to 2002, Mr. Currey served as Vice Chairman of RCN Corporation, a competitive telephone company providing telephony, cable and Internet services in high-density markets nationwide. From 1998 to 2000, Mr. Currey served as President and CEO of 21st Century Telecom Group. From 1997 to 1998, Mr. Currey served as Director and Group President of Telecommunications Services of McLeodUSA, which acquired our predecessor in 1997. Mr. Currey joined our predecessor in 1990 and served as President through its acquisition in 1997. Mr. Currey is also Chairman and director of Cartesian, Inc. (formerly The Management Network Group, Inc.), a professional services company. Mr. Currey has also served on the board of the USTelecom Association and the Illinois Business RoundTable.

Board Contributions: Mr. Currey is a long-time industry veteran and has significant experience leading other companies in the telecommunications and media sector. He is well known throughout the telecommunications industry and is respected as an opinion leader especially among the mid-sized telecom carriers. Because of his experience and his role as our former CEO until December 31, 2014, Mr. Currey also has substantial institutional knowledge regarding the Company, including its operations and strategies.

C. Robert Udell, Jr. serves as our President and CEO and as a director. Mr. Udell served as Chief Operating Officer from May 2011 to December 31, 2014, and as President from November 2013 until December 31, 2014. He became CEO on January 1, 2015. He has served as a director since November 2013. From 1999 to 2004, Mr. Udell served in various capacities at the predecessor of our Texas operations, including Executive Vice President and Chief Operating Officer. From 2004 to November 2013, Mr. Udell served as Senior Vice President. Prior to joining the predecessor of our Texas operations in March 1999, Mr. Udell was employed by our predecessor from 1993 to 1999 in a variety of senior roles, including Senior Vice President, Network Operations, and Engineering. He serves on the boards of the USTelecom Association, the Greater Conroe Economic Development Council and Board of Trustees for The John Cooper School.

Board Contributions: Mr. Udell has been in the telecommunications industry for a number of years, and has worked in a number of capacities. He brings a broad knowledge of our operating environment, key trends in technology and regulation, and market forces impacting the Company. By dint of his role as President and CEO of the Company, he is also able to provide the board with in-depth insight into the Company’s current performance and future plans.

Maribeth S. Rahe has served as a director since July 2005. Ms. Rahe has served as President and CEO of Fort Washington Investment Advisors, Inc. since November 2003. Ms. Rahe is currently a member of the board of directors of First Financial Bancorp and First Financial Bank. From January 2001 to October 2002, Ms. Rahe was President and a member of the board of directors of U.S. Trust Company of New York, and from June 1997 to January 2001, was its Vice Chairman and a member of the board of directors.

Board Contributions: Ms. Rahe has a deep background as a senior executive in the banking industry and is well attuned to developments in the capital markets and their potential impact on the Company. She provides a strong risk-management perspective and oversees the board’s succession planning efforts. She also qualifies as an “audit committee financial expert” under SEC guidelines and serves as our audit committee chairperson.

Richard A. Lumpkin has served as a director with us and our predecessor since 2002. He served as Chairman of the Board from 2005 until November 2013, at which time the board designated him a Founding Director. From 1997 to 2002, Mr. Lumpkin served as Vice Chairman of McLeodUSA, which acquired our predecessor in 1997. From 1963 to 1997, Mr. Lumpkin served in various positions at our predecessor, including Chairman, CEO, President and Treasurer. Mr. Lumpkin is currently a director of Agracel, Inc., a real estate investment company and is Treasurer and formerly a Trustee of The Lumpkin Family Foundation. Mr. Lumpkin is also a former director, former President and former Treasurer of the USTelecom Association, a former President of the Illinois

Telecommunications Association, a former director of First Mid-Illinois Bancshares, Inc. (“First Mid-Illinois”), a financial services holding company and a former director of Ameren Corp., a public utility holding company. Mr. Lumpkin has also served on the University Council Committee on Information Technology for Yale University.

Board Contributions: Mr. Lumpkin is a long-time telecommunications industry veteran, with lengthy experience in the executive leadership of the Company and its predecessor and is a significant stockholder in the Company. He is well known and respected by other industry participants and enjoys access to, and a longstanding relationship with, the senior executives, ownership, and board members of many public and private telecommunications companies with whom the Company considers its relationships to be important. By virtue of his significant ownership, Mr. Lumpkin represents a strong voice for stockholders in the board’s deliberations.

Timothy D. Taron has served as director since July 2012. Mr. Taron, a practicing attorney for over 30 years, served on the board of directors of SureWest Communications (“SureWest”) from 2000 until the consummation of the Company’s merger with SureWest on July 2, 2012. Since 1981, Mr. Taron has been a senior partner with the law firm of Hefner Stark & Marois, LLP, Attorneys-at-Law, in Sacramento, California. He was formerly the President and a director of the Sacramento Metropolitan Chamber of Commerce, a private, non-profit organization.

Board Contributions: Mr. Taron, a practicing attorney for over 30 years with a firm located in our Sacramento market, specializes in complex business transactions, real estate development and tax-exempt bond financing, providing the board with the ability to analyze a variety of business matters. His extensive involvement in the Sacramento business community, coupled with his hands-on experience in areas affecting the growth and health of the economy in the community in which he resides and practices law, provides the board with better insight into the markets the Company principally serves and its potential business opportunities. Mr. Taron is well suited for the corporate governance committee chair position due to his past involvement on public and non-profit boards and his training and continuing education as an attorney.

Board recommendation and stockholder vote required

The board of directors recommends a vote “FOR” the election of each of the nominees named above (Proposal No. 1 on the accompanying proxy card). The affirmative vote of a plurality of the votes cast at the meeting at which a quorum is present is required for the election of each nominee named above.

CORPORATE GOVERNANCE AND BOARD COMMITTEES

Are a majority of the directors independent?

Yes. The corporate governance committee undertook its annual review of director independence and reviewed its findings with the board of directors. During this review, the board of directors considered relationships and transactions between each director or any member of his or her immediate family and Consolidated and its subsidiaries and affiliates, including those reported under “Certain Relationships and Related Transactions” below. The board of directors also examined relationships and transactions between directors or their affiliates and members of our senior management. The purpose of this review was to determine whether any such transactions or relationships compromised a director’s independence.

The board also considered the relationship between the Company and H&R Block, a company that purchases telecommunications services from the Company in the ordinary course of business, because Mr. Gerke is an officer of H&R Block. The Company received $80,299.27 in payments from H&R Block in 2015 from 33 separate H&R Block locations. Similarly, the board also considered the relationship between the Company and the law firm of Hefner, Stark & Marois, LLP, a company that also purchases telecommunications services from the Company in the ordinary course of business, because Mr. Taron is a partner with Hefner, Stark, & Marois. The Company received $13,012.27 in payments from Hefner Stark & Marois, LLP in 2015. The board concluded that since most of the services provided by the Company to H&R Block and Hefner, Stark & Marois, LLP are offered pursuant to state and federal tariffs, and that all such purchases were made on customary business terms, these relationships were not material for purposes of The NASDAQ Stock Market LLC’s (“NASDAQ”) listing standards and would not influence Mr. Gerke’s nor Mr. Taron’s actions or decisions as directors of the Company.

As a result of this review, our board of directors affirmatively determined that Messrs. Gerke, Moore, Parker and Taron and Ms. Rahe are independent for purposes of Rule 5605(a)(2) of NASDAQ’s Marketplace Rules. The board also determined that each member of the audit committee, Messrs. Parker and Taron and Ms. Rahe, satisfy the heightened standards of independence for audit committee members set forth in Rule 10A-3(b)(1) of the Exchange Act. Additionally, the board determined that each member of the compensation committee, Messrs. Gerke and Moore and Ms. Rahe, satisfy the heightened standards of independence for compensation committee members pursuant to Rule 5605(d)(2)(A) of the NASDAQ Marketplace Rules.

How are directors compensated?

The director compensation described below is based on a benchmark study conducted by Towers Watson, the outside consultant engaged by the compensation committee in late 2014, following the Company’s acquisition of Enventis Corporation. The outside consultant developed a peer group of 15 companies, which are similar in size and scope to the Company, and with whom we compete for investors. For more information regarding the consultant and our peer group, see “Compensation Discussion and Analysis — Executive Compensation Objectives.”

For 2015, non-employee directors received the following cash compensation: (1) $37,500 annual cash retainer; (2) $1,250 for board meetings attended in person and $750 for committee meetings attended in person, with meeting fees halved for each board or board committee meeting attended by means of telephone conference call; (3) $15,000 additional annual cash retainer for the chairperson of the audit committee; and (4) $10,000 additional annual cash retainer for the chairperson of each of the compensation committee and the corporate governance committee. We reimburse all non-employee directors for reasonable expenses incurred to attend board or board committee meetings. In addition, a restricted share award of 2,819 shares was made to each of the directors, other than Mr. Udell, in March 2015 pursuant to the Consolidated Communications Holdings, Inc. 2005 Long-Term Incentive Plan. The number of shares granted to these directors was determined by dividing $66,000 by the 20-day average closing price of the stock as of two trading days before the award date. One hundred percent (100%) of such shares vested on December 5, 2015.

Mr. Udell, who also serves as President and CEO during 2015, did not receive any additional compensation for his service on the board in 2015. Mr. Udell’s compensation is set forth in the Summary Compensation Table.

For 2015, since Mr. Currey no longer served as CEO the board determined that his compensation for serving as Executive Chairman of the Board of Directors was as follows, which is also set forth in the Summary Compensation Table:

●	Mr. Currey received an annualized retainer of $300,000 for his service to the Board;
●	Mr. Currey participated pari passu in the non-employee director equity plan, with a 2015 target grant value of $66,000; and
●	Mr. Currey was reimbursed for normal business travel and entertainment expenses for Board and Company matters.

The table below discloses all compensation provided to each non-employee director of the Company in 2015.

	Fees Earned	Stock
	or Paid	Awards	Total
Name	in Cash ($)	($)(1)	($)
Roger H. Moore	$65,750	$58,804	$124,554
Maribeth S. Rahe	$68,250	$58,804	$127,054
Timothy D. Taron	$61,250	$58,804	$120,054
Thomas A. Gerke	$51,500	$58,804	$110,304
Richard A. Lumpkin	$45,750	$58,804	$104,554
Dale E. Parker	$49,750	$58,804	$108,554

(1)	Stock Awards. The amounts in this column represent the grant date fair value of the restricted share award made on March 6, 2015 to Mr. Moore, Ms. Rahe, Mr. Taron, Mr. Lumpkin, Mr. Parker and Mr. Gerke; in each case computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. Also see Footnote 8 to the Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 for an explanation of the assumptions made by the Company in the valuation of these awards. None of the non-employee directors had any grants outstanding as of December 31, 2015.

How often did the board meet during 2015?

The board met seven times during calendar year 2015. Each director attended at least 75% of the board meetings and meetings of board committees on which they served. During 2015, the independent directors held four meetings at which only independent directors were present in connection with regularly scheduled meetings of the board or committees of the board.

What is the policy regarding director attendance at annual meetings?

Absent special circumstances, each director is expected to attend the annual meeting of stockholders. All of the Company’s directors attended the 2015 annual meeting of stockholders.

What is the leadership structure of the board?

In consultation with the corporate governance committee, the board reviews the leadership structure of the board from time to time in order to ensure that the board’s leadership structure is optimal for the board at the current time. Until November 2013, the board had separated the Chairman’s role from the CEO role. When Mr. Currey became Chairman of the Board in November 2013, the board determined that it would be in the best interests of the Company if he retained the CEO title as well, as a part of the Company’s succession plan. Effective January 1, 2015, as a planned additional step in the CEO succession plans, Mr. Currey became Executive Chairman of the Board of Directors, but no longer acts as the Company’s CEO. Mr. Udell became President and CEO on January 1, 2015. The Board believes this current separation of duties is in the best interest of the Company. Mr. Currey is a long-time industry veteran and has relationships with other industry participants and the various regulatory and public policy bodies with whom the Company must interact. By serving as Executive Chairman, Mr. Currey is able to bring this knowledge to bear as he works with Mr. Udell, our President and CEO, in the daily decision making and long-term strategy development for the Company. This structure also provides continuity of leadership and a respectful climate of informed and open dialogue, debate, and decision making on topics important to the Company and its stockholders. The board does not have a lead independent director, but each of the board’s committees is composed solely of independent directors. The board will continue to review the leadership structure of the board from time to time and will appoint a lead independent director if it determines that doing so would be in the best interests of the Company.

What committees has the board established?

The board has standing audit, corporate governance and compensation committees. The membership of the standing committees currently is as follows:

Corporate
	Audit	Governance	Compensation
Name	Committee	Committee	Committee
Roger H. Moore		*	Chairperson
Maribeth S. Rahe	Chairperson		*
Timothy D. Taron	*	Chairperson
Thomas A. Gerke		*	*
Dale E. Parker	*
____________________

*	indicates member

Audit Committee. The audit committee consists of Messrs. Parker and Taron and Ms. Rahe, who serves as the Chairperson. The board has determined that all members of the audit committee are independent for purposes of Rule 5605(a)(2) of NASDAQ’s Marketplace Rules and Rule 10A-3(b)(1) of the Exchange Act. The board has also determined that in addition to being independent, each of Mr. Parker and Ms. Rahe is an “audit committee financial expert” as such term is defined under the applicable SEC rules and is presumed to be financially sophisticated for purposes of Rule 5605(c)(2)(A) of NASDAQ’s Marketplace Rules.

The audit committee met four times during 2015. The board has adopted an audit committee charter, which may be found by accessing the investor relations section of our website at http://ir.consolidated.com and clicking on the “Corporate Governance” link.

The principal duties and responsibilities of the audit committee are to assist the board in its oversight of:

●	the integrity of our financial statements and reporting process;
●	our compliance with legal and regulatory matters;
●	the independent auditor’s qualifications and independence;
●	risk management of the Company, including reviewing risks and exposures relating to financial reporting, particularly disclosure and SEC reporting, disclosure controls, internal control over financial reporting, accounting, internal and independent auditors, financial policies, and tax, investment, credit and liquidity matters; and

●	the performance of our independent auditors.

Our audit committee is also responsible for the following:

●	conducting an annual performance evaluation of the audit committee;
●	compensating, retaining, and overseeing the work of our independent auditors;
●	establishing procedures for (a) receipt and treatment of complaints on accounting and other related matters and (b) submission of confidential employee concerns regarding questionable accounting or auditing matters;

●	reviewing and overseeing all related party transactions required to be disclosed in our proxy statement pursuant to our Related Person Transactions Policy, which we describe beginning on page {X}; and
●	preparing reports to be included in our public filings with the SEC.

The audit committee has the power to investigate any matter brought to its attention within the scope of its duties. It also has the authority to retain counsel and advisors to fulfill its responsibilities and duties. See the “Report of the Audit Committee of the Board of Directors” on page 17.

Corporate Governance Committee. The corporate governance committee consists of Messrs. Gerke, Moore and Taron, who serves as the Chairperson. The board has determined that each of Mr. Gerke, Mr. Moore and Mr. Taron are independent for purposes of Rule 5605(a)(2) of NASDAQ’s Marketplace Rules.

The corporate governance committee met four times during 2015. The board has adopted a corporate governance committee charter, a copy of which may be found by accessing the investor relations section of our website at http://ir.consolidated.com and clicking on the “Corporate Governance” link.

The principal duties and responsibilities of the corporate governance committee are as follows:

●	to identify individuals qualified to become directors and to select, or recommend that the board select, director nominees;

●	to develop and recommend to the board the content of our corporate governance principles, a copy of which may be found by accessing the investor relations section of our website at http://ir.consolidated.com and clicking on the “Corporate Governance” link;

●	to review with management and, as the corporate governance deems useful, consultants or legal counsel, the areas of material risk to the corporation relating to (i) management continuity and succession planning, (ii) board and board committee selection, composition, evaluation, continuity and succession planning, (iii) directors’ and officers’ liability insurance, and (iv) other corporate governance matters; and

●	to oversee the evaluation of our board and management team.

In evaluating candidates for directorships, our board, with the assistance of the corporate governance committee, will take into account a variety of factors it considers appropriate, which may include strength of character and leadership skills; general business acumen and experience; broad knowledge of the telecommunications industry; knowledge of strategy, finance, internal business and relations between telecommunications companies and government; age; number of other board seats; and willingness to commit the necessary time to ensure an active board whose members work well together and possess the collective knowledge and expertise required by the board. We have not previously paid a fee to any third party in consideration for assistance in identifying potential nominees for the board. While the board has not adopted a specific policy regarding diversity, it believes the diverse backgrounds and perspectives of its current directors, as described above for each nominee and current director under the heading “Board Contributions,” are well suited to the oversight of the Company’s management team, its business plans, and performance.

Compensation Committee. The compensation committee consists of Mr. Moore, who serves as its Chairperson, Ms. Rahe and Mr. Gerke. The board has determined that each of Mr. Moore, Ms. Rahe and Mr. Gerke is independent for purposes of Rule 5605(a)(2) of NASDAQ’s Marketplace Rules and satisfies the heightened standards of independence for compensation committee members pursuant to Rule 5605(d)(2)(A) of NASDAQ’s Marketplace Rules.

The compensation committee met five times during 2015. The board has adopted a compensation committee charter, a copy of which may also be found by accessing the investor relations section of our website at http://ir.consolidated.com and clicking on the “Corporate Governance” link.

The principal duties and responsibilities of the compensation committee are as follows:

●	to review and approve goals and objectives relating to the compensation of our CEO and, based upon a performance evaluation, to determine and approve the compensation of the CEO and other senior officers;

●	to review compensation risk to determine whether compensation policies and practices for employees are reasonably likely to have a material adverse effect on the Company, including whether the design or operation of the Company’s compensation programs encourage employees to engage in excessive risk-taking, are aligned to the interests of stockholders, promote effective leadership and leadership development and appropriately award pay for performance;

●	to approve the grant of long-term incentive awards Company-wide and recommend amendments to the Company’s executive compensation programs to the board for approval;
●	to review and recommend to the board of directors, or approve, new executive compensation programs, based on its periodic review of the operations of the Company’s executive compensation programs to determine whether they are properly coordinated and achieving their intended purpose;

●	to establish and periodically review policies in the area of senior management perquisites;
●	to make recommendations to our board on incentive compensation and equity-based plans; and
●	to prepare reports on executive compensation to be included in our public filings with the SEC.

Additional information on the compensation committee’s processes and procedures for the consideration and determination of executive and director compensation are addressed in the “Compensation Discussion and Analysis – Processes and Procedures for the Consideration and Determination of Executive and Director Compensation” section of this proxy statement.

Role of Independent Compensation Consultant

The compensation committee has directly engaged Towers Watson as its outside consultant to assist it in reviewing the effectiveness and competitiveness of the Company’s executive compensation and outside director programs and policies. Pursuant to its charter and NASDAQ listing standards, the compensation committee regularly reviews the independence of Towers Watson relative to key factors, including whether:

●	Towers Watson provides any other services to the Company;
●	the amount of fees paid to Towers Watson relative to the total revenue of the firm;
●	policies in place to prevent conflicts of interest;
●	any personal or business relationships with members of the compensation committee;
●	ownership of Company stock; and
●	any personal or business relationships with executive officers.

The Company paid Towers Watson $34,974 for services provided to the compensation committee in 2015 and $8,186 for services provided to the compensation committee in 2014. Towers Watson also provided competitive market assessment of the Company’s overall salary and wage structure and pension actuarial services and individual employee pension benefit calculations support to the Company during 2015, for which the Company paid Towers Watson $66,597 and $277,027, respectively. The decision to engage Towers Watson for these other services was made by the Company’s human resource staff and the pension committee of management. The Company’s relationship with Towers Watson (and its predecessor Watson Wyatt) is long-standing, pre-dating the Company’s initial public offering of stock, whereby Towers Watson performs ad hoc issue analysis as requested from time-to-time by management, and neither the compensation committee nor the board approved such other services.

Towers Watson assisted the compensation committee with the following in 2014, with a view toward compensation decisions for 2015:

●	construction of the peer group companies to be used in compensation analysis;
●	analysis of the Company’s total direct compensation, including base salary, annual bonus, and long-term incentives;
●	review and consulting on compensation design and performance linkage;
●	advising the Company on certain changes in its compensation programs pursuant to the realignment of roles in which Mr. Currey became Chairman of the Board and Mr. Udell became President and a director;

●	evaluation of the compensation program for the Company’s non-executive senior management team, including total direct compensation and Employment Security Agreements relative to broad market and telecom industry trends, as described below; and

●	ad hoc issue analysis as requested by the compensation committee.

Towers Watson’s work in 2015 consisted principally of performing analysis and providing recommendations concerning the compensation programs for the Company’s senior management personnel, including:

●	evaluation and benchmarking certain of the Company’s senior management jobs relative to the peer group and to broad marketplace trends;

●	review of the non-executive senior management change-in-control agreements;
●	analysis of total direct compensation programs including salary, bonus, and long-term incentives; and
●	evaluation and recommendations concerning the type, amount, and frequency of long-term incentive compensation to be offered to the non-executive senior management personnel going forward.

Board oversight of risk

The Company’s Board of Directors has responsibility for general oversight of risk management of the Company and has delegated oversight of certain risks, as appropriate, to the Audit Committee, the Compensation Committee and the Corporate Governance Committee, as further described below.

As set forth in the Audit Committee Charter, the Audit Committee reviews with management and, to the extent the Committee deems it appropriate, with the independent auditors or counsel to the corporation, compliance with laws and regulations, major pending litigation, and risks and exposures relating to financial reporting, particularly disclosure and SEC reporting, disclosure controls, internal control over financial reporting, accounting, internal and independent auditors, financial policies, and tax, investment, credit and liquidity matters.

The Compensation Committee reviews compensation risk to determine whether compensation policies and practices for employees are reasonably likely to have a material adverse effect on the corporation, including whether the design or operation of the corporation’s compensation programs encourage employees to engage in excessive risk-taking, is aligned to the interests of stockholders, promotes effective leadership and leadership development, and appropriately awards pay for performance. In doing so, the Committee reviews the overall program design, as well as the balance between short-term and long-term compensation, the metrics used to measure performance and the award opportunities under the corporation’s incentive compensation program, and the implementation of other administrative features designed to mitigate risk such as vesting requirements. In February 2015, the Compensation Committee reviewed the Company’s compensation policies and practices and determined that these programs are not reasonably likely to have a material adverse effect on the corporation.

The Corporate Governance Committee reviews with management and, as the Committee deems useful, consultants or legal counsel, the areas of material risk to the corporation relating to (i) management continuity and succession planning, (ii) board and board committee continuity and succession, (iii) directors’ and officers’ liability insurance, and (iv) other corporate governance matters.

Management has an Enterprise Risk Management (“ERM”) steering committee in place which includes the CFO and other key executives and a representative from the Company’s outside counsel. The CFO, as ERM committee Chairman, is the primary liaison between management and the Board regarding the ERM implementation and process. The steering committee has responsibility for the implementation and oversight of the ongoing ERM process including identifying, prioritizing, and assigning ownership of key risks. The management team has primary responsibility for monitoring and managing these key risks which could affect the Company’s operating and financial performance. ERM is a standing agenda item on the quarterly board meeting agenda. At least annually, upon reviewing and establishing the financial and operating targets for the next fiscal year, the management team reviews, with the full board, the key risks facing the Company during the upcoming year and the plans the Company has put in place to mitigate those risks.

Stockholder recommendations for director nominations

As noted above, the corporate governance committee considers and establishes procedures regarding recommendations for nomination to the board, including nominations submitted by stockholders. Recommendations of stockholders should be timely sent to us, in accordance with the deadlines set forth under the caption “Stockholder Proposals for 2017 Annual Meeting,” either in person or by certified mail, to the attention of the Secretary, Consolidated Communications Holdings, Inc., 121 South 17th Street, Mattoon, Illinois 61938-3987. Any recommendations submitted to the Secretary should be in writing and should include whatever supporting material the stockholder considers appropriate in support of that recommendation, and must include the information that would be required to be disclosed under the SEC’s rules in a proxy statement soliciting proxies for the election of such candidate and a signed consent of the candidate to serve as our director, if elected. The corporate governance committee will evaluate all potential candidates in the same manner, regardless of the source of the recommendation. Based on the information provided to the corporate governance committee, it will make an initial determination whether to conduct a full evaluation of a candidate. As part of the full evaluation process, the corporate governance committee may, among other things, conduct interviews, obtain additional background information and conduct reference checks of the candidate. The corporate governance committee may also ask the candidate to meet with management and other members of the board.

Communications with directors

Stockholders interested in communicating directly with the board or the independent directors may do so by writing to the Secretary, Consolidated Communications Holdings, Inc., 121 South 17th Street, Mattoon, Illinois 61938-3987. The Secretary will review all such correspondence and forward to the board or the independent directors a summary of that correspondence and copies of any correspondence that, in his opinion, deals with functions of the board or that he otherwise determines requires their attention. Any director or any independent director may, at any time, review a log of all correspondence received by the Company that is addressed to members of the board or independent directors and request copies of such correspondence. Any concerns relating to accounting, internal controls or auditing matters will be brought to the attention of the audit committee and handled in accordance with the procedures established by the audit committee with respect to such matters.

Code of Business Conduct and Ethics

The board has adopted a Code of Business Conduct and Ethics (the “Code”), a copy of which may be found by accessing the investor relations section of our website at http://ir.consolidated.com and clicking on the “Corporate Governance” link. Under the Code, we insist on honest and ethical conduct by all of our directors, officers, employees and other representatives, including the following:

●	Our directors, officers and employees are required to deal honestly and fairly with our customers, collaborators, competitors and other third parties.
●

Our directors, officers and employees should not be involved in any activity that creates or gives the appearance of a conflict of interest between their personal interests and the interests of Consolidated.

●	Our directors, officers and employees should not disclose any of our confidential information or the confidential information of our suppliers, customers or other business partners.

We are also committed to providing our stockholders and investors with full, fair, accurate, timely and understandable disclosure in the documents that we file with the SEC. Further, we will comply with all laws, rules and regulations that are applicable to our activities and expect all of our directors, officers and employers to obey the law.

Our board of directors and audit committee have established the standards of business conduct contained in this Code and oversee compliance with this Code. Training on this Code is included in the orientation of new employees and has been provided to existing directors, officers and employees.

If it is determined that one of our directors, officers or employees has violated the Code, we will take appropriate action including, but not limited to, disciplinary action, up to and including termination of employment. If it is determined that a non-employee (including any contractor, subcontractor or other agent) has violated the Code, we will take appropriate corrective action, which could include severing the contractor, subcontractor or agency relationship.

REPORT OF THE AUDIT COMMITTEE TO THE BOARD OF DIRECTORS

The audit committee is made up solely of independent directors, as defined in the applicable NASDAQ and SEC rules, and it operates under a written charter, dated May 4, 2015, which is available by accessing the investor relations section of our website at http://ir.consolidated.com. The charter of the audit committee specifies that the purpose of the audit committee is to assist the Board in fulfilling its oversight responsibility for:

●	the quality and integrity of the Company’s financial statements;
●	the Company’s compliance with legal and regulatory requirements;
●	the independent auditors’ qualifications and independence; and
●	the performance of the Company’s independent auditors.

In carrying out these responsibilities, the audit committee, among other things, supervises the relationship between the Company and its independent auditors including making decisions with respect to their appointment or removal, reviewing the scope of their audit services, pre-approving audit engagement fees and non-audit services and evaluating their independence. The audit committee oversees and evaluates the adequacy and effectiveness of the Company’s systems of internal and disclosure controls and internal audit function. The audit committee has the authority to investigate any matter brought to its attention and may engage outside counsel for such purpose.

The Company’s management is responsible, among other things, for preparing the financial statements and for the overall financial reporting process, including the Company’s system of internal controls. The independent auditor’s responsibilities include (i) auditing the financial statements and expressing an opinion on the conformity of the audited financial statements with U.S. generally accepted accounting principles and (ii) auditing the financial statements and expressing an opinion on management’s assessment of, and the effective operation of, the Company’s internal control over financial reporting.

The audit committee met four times during fiscal year 2015. The audit committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its tasks. The audit committee’s meetings include executive sessions with the Company’s independent auditor and, at least quarterly and at other times as necessary, sessions without the presence of the Company’s management.

As part of its oversight of the Company’s financial statements, the audit committee reviewed and discussed with management and Ernst & Young LLP, the Company’s independent auditor, the audited financial statements of the Company for the fiscal year ended December 31, 2015. The audit committee discussed with Ernst & Young LLP such matters as are required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16, Communications with the Audit Committee, relating to the conduct of the audit. The audit committee also has discussed with Ernst & Young LLP the auditor’s independence from the Company and its management, including the matters in the written disclosures and the letter the audit committee received from the independent auditor as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and discussed with the independent auditor the independent auditor’s independence.

Based on its review and discussions referred to above, the audit committee has recommended to the board of directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, for filing with Securities and Exchange Commission. The audit committee has also selected Ernst & Young LLP as the Company’s independent auditors for 2016.

MEMBERS OF THE AUDIT COMMITTEE Maribeth S. Rahe, Chairperson Dale E. Parker Timothy D. Taron

PRINCIPAL INDEPENDENT ACCOUNTANT FEES AND SERVICES

Audit Committee’s Pre-Approval Policies and Procedures

In accordance with the requirements of the Sarbanes-Oxley Act of 2002 and the Audit Committee Charter, all audit and audit-related work performed by our independent registered public accounting firm, Ernst & Young LLP, must be submitted to the audit committee for specific approval in advance by the audit committee, including the proposed fees for such work. The audit committee has not delegated any of its responsibilities under the Sarbanes-Oxley Act of 2002 to management.

Principal Accounting Firm Fees

Fees (including reimbursement for out-of-pocket expenses) paid to our independent registered public accounting firm for services in 2015 and 2014 were as follows:

		Audit		All
	Audit	Related		Other
	Fees	Fees	Tax Fees	Fees
	(In millions)
2015	$2.0	$0.0	$0.6	$0.0
2014	$2.0	$0.0	$0.3	$0.0

Audit Fees include fees billed for professional services rendered by Ernst & Young LLP for the audit of our consolidated financial statements for fiscal years 2015 and 2014, including the audit of internal controls over financial reporting under the Sarbanes-Oxley Act of 2002. Also included in the Audit Fees for 2015 and 2014, were approximately $0.2 million and $0.5 million, respectively, of fees and out-of-pocket expenses associated with the Company’s acquisition of Enventis Corporation and the related equity and debt registration statements.

For fiscal years 2015 and 2014, there were no Audit-Related Fees. Tax Fees include fees billed for professional services rendered by Ernst & Young LLP related to tax consulting and tax compliance services.

For fiscal years 2015 and 2014, there were no All Other Fees. For fiscal years 2015 and 2014, Tax Fees or All Other Fees disclosed above, were approved in reliance on the exceptions to the pre-approval process set forth in 17 CFR 210.2-01(c)(7)(i)(C).

PROPOSAL NO. 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The audit committee of the board of directors has appointed Ernst & Young LLP as our independent auditors for the year ending December 31, 2016. Our stockholders are being asked to ratify this appointment at the annual meeting. Ernst & Young LLP has served as our auditors since December 31, 2002.

Board Recommendation and Stockholder Vote Required

The board of directors recommends a vote “FOR” the ratification of the appointment of Ernst & Young LLP as our independent auditors for the year ending December 31, 2016 (Proposal No. 2 on the proxy card).

The affirmative vote of the holders of a majority of the votes represented at the annual meeting in person or by proxy will be required for approval. Representatives of Ernst & Young LLP, expected to be present at the 2016 annual meeting, will have the opportunity to make a statement at the meeting if they desire to do so and are expected to be available to respond to appropriate questions.

If the appointment is not ratified, the audit committee will reconsider the appointment.

BUSINESS EXPERIENCE OF EXECUTIVE OFFICERS

The following is a description of the background of our continuing executive officer who is not a director:

Steven L. Childers serves as CFO of the Company. Mr. Childers has served in this position since April 2004. From April 2003 to April 2004, Mr. Childers served as Vice President of Finance. From January 2003 to April 2003, Mr. Childers served as the Director of Corporate Development. From 1997 to 2002, Mr. Childers served in various capacities at McLeodUSA, including as Vice President of Customer Service, Vice President of Sales and as a member of its Business Process Teams, leading an effort to implement new revenue assurance processes and controls. Mr. Childers joined the Company’s predecessor in 1986 and served in various capacities through its acquisition by McLeodUSA in 1997, including as President of its former Market Response division and in various finance and executive roles. Mr. Childers is a director of the Illinois State Chamber of Commerce, serving as Treasurer and as member of the Executive Committee. He is a director for the Lake Land College Foundation and is a member of the Business Advisory Board for Eastern Illinois University.

EQUITY COMPENSATION PLAN INFORMATION

Immediately prior to the closing of our initial public offering in July 2005, our stockholders approved the 2005 Long-Term Incentive Plan, which was effective upon completion of our initial public offering. At the 2009 annual meeting of stockholders, the stockholders approved the Consolidated Communications Holdings, Inc. 2005 Long-Term Incentive Plan, as amended (the “LTIP”). At the 2010 annual meeting of stockholders, stockholders approved an amendment to the LTIP increasing the number of shares available under the LTIP. Subsequently, at the 2015 annual meeting of stockholders, stockholders approved certain other provisions of the LTIP, including increasing the number of shares available under the LTIP.

The following table sets forth information regarding the LTIP, the Company’s only equity compensation plan, as of December 31, 2015:

Number of Securities
Remaining Available
for Future Issuance
	Number of Securities to		Under Equity
	be Issued Upon	Weighted-Average Exercise	Compensation Plans
	Exercise of Outstanding	Price of Outstanding	(Excluding Securities
	Options, Warrants and	Options, Warrants and	Reflected in Column
	Rights	Rights	(a))
Plan Category	(a)	(b)	(c)(1)
Equity compensation plans approved by
security holders	—	—	1,478,148
Equity compensation plans not approved by
security holders	—	—	—
Total	—	—	1,478,148
____________________

(1)	1,478,148 shares remain available for future issuance under the LTIP, as described above.

COMPENSATION COMMITTEE REPORT

The compensation committee of the board of directors has furnished the following report to the stockholders of the Company in accordance with rules adopted by the Securities and Exchange Commission.

The compensation committee reviewed and discussed with management the Company’s Compensation Discussion and Analysis contained in this Proxy Statement.

Based upon the review and discussions referred to above, the compensation committee recommended to the board of directors that the Company’s Compensation Discussion and Analysis be included in this Proxy Statement.

The information in this report is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filings.

This report is submitted on behalf of the members of the compensation committee:

Roger H. Moore, Chairperson
Maribeth S. Rahe
Thomas A. Gerke

COMPENSATION DISCUSSION AND ANALYSIS

Determination of Executive Officers

This section of the proxy statement is intended to provide stockholders with information about the compensation awarded in 2015 to the Company’s “named executive officers” and how it was determined. This information includes a discussion of the key elements of the Company’s compensation program and the philosophy and rationale behind the compensation committee’s executive compensation decisions. The named executive officers in 2015 are listed in the Summary Compensation Table of this proxy statement and below:

Robert J. Currey, Chairman of the Board

C. Robert Udell, Jr., President and Chief Executive Officer

Steven L. Childers, Chief Financial Officer

Transition of Chief Executive Officer and Chairman of the Board Roles

Effective January 1, 2015, the Company’s board of directors appointed Mr. Udell as President and Chief Executive Officer (“CEO”) and Mr. Currey as the Chairman of the Board. Until January 1, 2015, Mr. Currey was the CEO.

In Mr. Currey’s current role as Chairman of the Board, he continues to assist the Board with the CEO succession and transition plan. The board of directors determines his compensation, which for 2015 consisted of a $300,000 annual retainer and, in keeping with his transition to the role of Chairman of the Board, the same restricted stock award that is granted to the non-employee directors. While he remains an executive officer, Mr. Currey is not covered by the Company’s executive compensation program, and most of this Compensation Discussion and Analysis does not pertain to him.

In conjunction with Mr. Udell’s increase in his duties and responsibilities as CEO, the compensation committee believes it is appropriate to transition his compensation over a multi-year period. Accordingly, the compensation committee will target total compensation for him at approximately the 50th percentile of the total compensation paid to chief executive officers of the Company’s peer group of companies at the end of the transition period. Please see the section captioned “Objective #2” on page 23 for a further description of the Company’s peer group. The first year of this transition occurred in 2015, and the compensation committee intends to continue to increase Mr. Udell’s total compensation over the multi-year period, subject to the compensation committee’s annual review of Mr. Udell’s performance and other factors the compensation committee determines to be appropriate. For 2015, the compensation committee increased Mr. Udell’s compensation as follows:

●	His annual base salary rate for 2015 was increased from $323,000 to $375,000, effective March 8, 2015; and
●	His target annual cash bonus for 2015 performance was increased from $210,000 to $375,000.

You should review this Compensation Discussion and Analysis section together with the tabular disclosures beginning on page 33.

Executive Compensation Objectives

The compensation committee has designed the Company’s executive compensation program to achieve the following objectives:

●	provide incentives to Company executives to maximize stockholder return;
●	enable the Company to attract and retain talented, results-oriented managers capable of leading key areas of the Company’s business; and
●	reward the management team for achieving key financial and operational objectives which will promote the long-term viability and success of the business.

The compensation committee intends that each key element of our total compensation plan serves specific purposes that help achieve the objectives of the Company’s executive compensation program.

The three key elements of the current executive compensation program are (1) annual base salary, (2) annual cash bonuses (sometimes referred to as short term incentive, or “STI”), and (3) long-term, equity-based incentives (sometimes referred to as “LTI”). The Company also provides its executive officers with severance and change-incontrol benefits as well as a limited number of perquisites and other personal benefits. Our discussion below, under the caption “Elements of Executive Compensation”, explains each of these elements. In evaluating the mix of these compensation components, as well as the short-term and long-term value of the executive compensation plans, the compensation committee considers both the performance and skills of each executive, as well as the compensation paid to those in similar organizations with similar responsibilities, as outlined below.

The following discussion explains how the compensation committee uses the three key compensation elements to meet the objectives of its executive compensation program.

Objective #1: Provide incentives to Company executives to maximize stockholder return. As a part of its long-term equity-based incentives, the compensation committee uses both time-based and performance-based restricted shares in an effort to unify the interests of the Company’s executives and stockholders.

The compensation committee believes that granting restricted shares based on performance, which then vest incrementally over time, but only so long as an executive remains employed by the Company, encourages an executive to increase the Company’s stock value over time so the executive can realize a greater value in connection with those shares once they vest.

The compensation committee awarded performance shares to Mr. Udell and Mr. Childers in March 2014, pursuant to which restricted shares were awarded in March 2015 based on the attainment of certain performance goals for 2014, and also awarded performance shares to Mr. Udell and Mr. Childers in March 2015, pursuant to which restricted shares were awarded in March 2016 based on the attainment of certain performance goals for 2015.

The compensation committee had awarded each of Mr. Udell and Mr. Childers a three-year grant of time-based restricted shares in March 2013. As such, and because the target values under which those March 2013 grants were made were significantly below the target values which have since been established for them, a “gap award” of time based restricted shares was granted to each of Mr. Udell and Mr. Childers in 2015, to more closely match the benchmark values for the comparable jobs among the Company’s peer group, as described in more detail below under the caption “Objective #2”. These “gap awards” were made as part of a transition from multi-year grants to annual grants.

During 2015, in keeping with the transition to his role as Chairman of the Board, Mr. Currey received a grant of restricted shares equal to, and under the same terms as, the restricted share grants made to other non-employee directors.

In addition to equity-based incentives, the compensation committee also bases a significant portion of an executive’s annual cash bonus on the attainment of certain corporate performance metrics, which encourages the executive to increase the Company’s profitability, and in turn, its stock value.

Objective #2: Enable the Company to attract and retain talented, results-oriented managers capable of leading key areas of the Company’s business. In order to assist the compensation committee in setting compensation levels, the committee has, from time to time, obtained from Towers Watson, its outside consultant, information regarding compensation paid by the Company’s peer group, as defined below. The Company believes this benchmarking work plays an important role in helping the Company ensure its compensation programs are competitive within its industry so that it can both retain and attract talented managers.

In the fourth quarter of 2014, following the completion of its acquisition of Enventis Corporation, and the subsequent restructuring of its executive team, the Company engaged Towers Watson to do a full benchmark study, in which a revised peer group was constructed, and the Company’s executive compensation program was compared to the 50th percentile of the revised peer group. This study provided guidance for the executive compensation decisions. At the request of the compensation committee, Towers Watson conducted a custom survey of compensation paid by the following companies (our “peer group”) that, at the time of the study, operated in the integrated communications, wireless telecommunications, and alternative carrier industries and that had annual revenues ranging from $207 million to $4.8 billion, with a median revenue of $812 million (which was at the time in line with the Company’s full year revenue of approximately $800 million, pro forma for the acquisition of Enventis Corporation, which closed on October 16, 2014):

—	Alaska Communications Systems	—	IDT Corporation	—	Cogent Communications
	Group, Inc.				Holdings, Inc.
—	Ntelos Holdings Corp.	—	Zayo Group Holdings, Inc.	—	Vonage Holdings Corporation
—	Fairpoint Communications, Inc.	—	Frontier Communications	—	Cincinnati Bell Inc.
Corp.
—	Lumos Networks Corp	—	SBA Communications Corp.	—	General Communications Inc.
—	Hawaiian Telcom Holdco, Inc.	—	Atlantic Telenetwork, Inc.
—	Shenandoah Telecommunications
Company

The compensation committee selected these companies because the Company competes with them for executive talent, and because these companies also compete with the Company for investors. The group of companies was updated by the compensation committee in 2015. New companies were added to replace certain companies in the prior group that were removed since they were no longer public companies due to acquisition, or that the compensation committee determined were no longer appropriate peer group companies.

The companies removed from the peer group of companies were: Time Warner Telecom, Inc.; Knology, Inc.; USA Mobility, Inc.; Cbeyond, Inc.; Primus Telecommunications Group, Inc.; and Clearwire Corporation. The companies which have been added to the peer group are: Hawaiian Telcom Holdco, Inc.; IDT Corporation; Zayo Group Holdings, Inc.; Frontier Communications Corp.; and Vonage Holdings Corporation.

For 2015, based on the Towers Watson benchmarking study findings, the compensation committee determined that, in the aggregate, the total targeted compensation was, in the case of Mr. Udell, approximately 65% below the 50th percentile of the peer group, and in the case of Mr. Childers, approximately 24% below the 50th percentile of the peer group. The primary reasons for this lag were (i) the decisions to provide only modest compensation increases for the past several years due to the overall challenging market conditions and the desire to contain costs during these periods of economic uncertainty; (ii) the decision to defer certain compensation actions until after the Company’s 2014 acquisition of Enventis Corporation and the completion of the benchmark study once the transaction closed; and (iii) specifically in the case of Mr. Udell, his transition from Chief Operating Officer in 2013, to President in 2014, and to President and CEO in 2015 and the determination by the compensation committee to target the 50th percentile of CEO total compensation over a multi-year period.

In view of the significant gaps to the peer group, and for Mr. Udell, in light of his transition to CEO, the compensation committee made changes to the compensation of Mr. Udell and Mr. Childers in 2015, to increase each of their base salaries, target STI, and target LTI.

In the aggregate, the percentage increases for each element of total direct compensation for Mr. Udell and Mr. Childers, assuming payouts at the applicable target levels, are outlined in the table below:

	2015 Increases to:
Name	Base Salary	STI	LTI	Total
C. Robert Udell, Jr.	16.1%	78.5%	10.6%	26.1%
Steven L. Childers	7.6%	24.6%	2.5%	8.4%

Following these increases, the total targeted compensation was, in the case of Mr. Udell, approximately 53% below the 50th percentile of the peer group, and in the case of Mr. Childers, approximately 14% below the 50th percentile of the peer group.

The benchmark survey information from Towers Watson provided guidance for decisions regarding various elements of the Company’s executive compensation program for 2015, including:

●	levels of salary, annual cash bonus, long-term equity-based incentives and total direct compensation;
●	percentage of total compensation that is cash and percentage that is equity;
●	percentage of total compensation that is current and percentage that is long-term;
●	types and features of equity-based compensation awards;
●	amounts and types of perquisites and other personal benefits; and
●	components of potential change-in-control benefits.

In addition to targeting compensation for executives that is appropriately competitive with the market, the Company’s compensation structure encourages executives to remain with the Company by paying annual cash bonuses, which motivates executives to remain employed through the year; and by granting restricted shares and performance shares, which require a long-term commitment to the Company since executives must generally remain employees for at least four years (in the case of restricted shares) or five years (in the case of performance shares) in order to realize the full vesting of all shares.

Objective #3: Reward the management team for achieving key financial and operational objectives which will promote the long-term viability and success of the business. The Company’s annual cash bonus plan ties the level of achievement of the Company’s annual financial and operational performance goals to the amount of annual incentive compensation that we pay to each of our executives. In addition, the Company makes annual Long-Term Incentive Plan (or “LTIP”) awards in the form of performance shares which are only earned when performance criteria are met. This provides a strong linkage between the number of restricted shares ultimately awarded and the Company’s achievement of its performance goals. As a result, a significant portion of each executive’s total compensation is dependent on the degree to which these performance goals are achieved. This provides an incentive for the Company’s executives to increase performance with respect to these measures, and in turn increase stockholder value.

Processes and Procedures for the Consideration and Determination of Executive and Director Compensation

The board of directors annually approves and establishes the operating and performance goals for the Company, and the compensation committee then determines the appropriate criteria for linking compensation of the named executive officers to this performance, including the establishment of:

●	base salary amounts for the Company’s executive officers;
●	an annual cash bonus plan for the Company’s executive officers;
●

long-term equity-based incentive compensation and all policies related to the issuance of restricted shares and performance shares by the Company, including grants of restricted shares to directors; and

●	annual performance goals and payouts for the Company under the annual cash bonus plan and the Company’s long-term equity-based incentive plan.

Role of Executive Officers, Management and Independent Compensation Consultant

The compensation committee conducts an annual review of the CEO performance, and reviews it with the board of directors. The CEO prepares a performance review for each of the other executives for each completed calendar year. Based on his assessment of each individual’s performance during the preceding calendar year, as well as a review of how each executive’s compensation compares with the target amounts identified by the Towers

Watson benchmarking survey, the CEO recommends to the compensation committee, for each such executive, base salary amounts, time-based and performance share awards and annual performance goals under the annual cash bonus plan and the long-term equity-based incentive plan.

Please see the caption “Corporate Governance and Board Committees – Role of Independent Compensation Consultant” on page 14 for an explanation of the role of the compensation committee’s outside consultant, Towers Watson.

Elements of Executive Compensation for 2015

The key elements of the executive compensation program for 2015 were:

●	annual base salary;
●	annual cash bonuses directly linked to achievement of certain of the Company’s annual financial and operational performance goals; and
●

(i) the continued vesting of previously awarded time-vesting restricted shares for all named executive officers; (ii) a grant of time-based restricted shares for Mr. Udell and Mr. Childers; and (iii) a grant of performance-based restricted shares for Mr. Udell and Mr. Childers.

In addition, the Company provides severance and change-in-control benefits, as well as a limited number of perquisites and other personal benefits to its executive officers.

For 2015, as in prior years, the compensation committee determined that Mr. Udell and Mr. Childers should receive an annual base salary and also be eligible for an annual cash bonus opportunity. The compensation committee set performance-based targets for restricted shares to be awarded to Mr. Udell and Mr. Childers if certain performance goals were met and also approved grants of restricted stock.

In addition to monitoring compensation and executive performance throughout the year, in general, the compensation committee formally reviews executive compensation and executive performance on an annual basis, in the first quarter, following the completion of the previous performance year. For 2015 performance, the formal review took place in February 2016.

Compensation Element 1: Annual Base Salaries for 2015

The Company pays all of its executive officers an annual base salary (or in the case of Mr. Currey, a retainer), which the compensation committee believes provides financial stability for executives and reflects their level of responsibility with the Company. The compensation committee also believes that salary increases should reward an individual’s contributions and responsibilities to the Company.

The compensation committee reviews, and may revise, at its discretion, base salaries for executive officers when it feels those changes are warranted. In its annual review of the salaries of executive officers for 2015, in addition to the market position of the Company’s executive compensation program relative to its peer group, the committee considered the following principal factors:

●	performance of the executive during the previous year, including that individual’s contribution to the Company’s attainment of its pre-established performance goals;
●	achievement by the Company during the previous year of its performance goals; and
●	salary levels of comparable positions at companies in the Company’s peer group.

In view of these factors, Mr. Udell’s base salary for 2015 was increased from $323,000 to $375,000. Mr. Childers’ base salary for 2015 was increased from $251,000 to $270,000.

As described above, for 2015, the compensation committee approved a $300,000 annual retainer to be paid to Mr. Currey as Chairman of the Board. The compensation committee determined the annual retainer amount based on information obtained by Towers Watson, the committee’s outside consultant, regarding compensation generally paid (by similarly situated companies) to former chief executive officers who have transitioned over time from executive board chair roles to full-time non-employee board chair roles. The compensation committee used the $300,000 annual retainer amount because that level would result in a retainer amount equal to roughly the 50th percentile of the retainers paid to executives in comparable positions, during similar periods of active transition.

Compensation Element 2: Annual Cash Bonuses for 2015

The Company maintains an annual cash bonus plan that is designed to reward achievement of annual Company performance goals. The compensation committee believes that consistent attainment of these goals is critical to the Company’s long-term success. In 2015, Mr. Udell and Mr. Childers were eligible to participate in the bonus plan, which provided them with the opportunity to earn a cash bonus payment. The payment was measured as a percentage of their base salary and was based on the achievement of criteria established by the compensation committee.

For Mr. Childers, the compensation committee based its performance targets on the following:

●	50% on the Company’s adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA) for 2015 (target of $328.8 million);
●	20% on dividend payout ratio for 2015 (target of 69.9% or less);
●

10% on broadband subscriber net additions for 2015 (target of 5,200 net additions), which consisted of the number of the Company’s subscribers to its high speed internet, digital subscriber lines (DSL) and video lines;

●	10% on the Company’s revenue for 2015 (target of $790.0 million); and
●

10% on a set of nine related “other operating goals” which the compensation committee set for the Company’s executive team to meet as a group. These “other operating goals” contain a mix of qualitative and quantitative measures which are established by the compensation committee to guide the management team in achieving the Company’s operating, strategic, and public policy goals. The achievement score was determined by the compensation committee, based on the CEO’s recommendation, as a part of its annual evaluation of Mr. Childers’ performance. For 2015, these “other operating goals” included, among other items, specific goals related to the Company’s planned capital expenditures and network development, quality of service metrics, successful integration of SureWest Communications and Enventis Corporation into the Company’s operations, advancement of the Company’s interests in the regulatory and public policy arena, product-development initiatives and corporate development/business development activities.

For 2015, these performance measures included the addition of an explicit revenue target, which had not been included in the 2014 performance measures. The compensation committee believes that the addition of the revenue performance measure is appropriate, given the importance placed by the Company on organic revenue growth.

As described above under the caption “Role of Executive Officers, Management and Independent Compensation Consultant,” the CEO prepares a performance review for each of the other executives for each completed calendar year. This includes his assessment of Mr. Childers’ performance during the preceding calendar year with respect to the level of attainment of the “other operating goals.” The CEO recommended, and the compensation committee approved, an attainment level of 8 out of 10 with respect to the other operating goals for 2015.

For the CEO, the compensation committee used the same measures and targets as described above, except that the committee did not use the “other operating goals” measure, some of which require subjective assessment. Accordingly, the compensation committee weighted the measures for the CEO as follows:

●	60% on the Company’s (adjusted EBITDA) for 2015;
●	20% on dividend payout ratio for 2015;
●	20% on broadband subscriber net additions for 2015; and
●	10% on the Company’s revenue for 2015.

In March 2015, when the compensation committee determined these measures for Mr. Udell and Mr. Childers, it also established a formula to link the results with payout levels. The compensation committee used these specific performance measures, target levels and a simple weighting of the measures because it believed that they served to most effectively promote the Company’s primary short-term goals of increasing earnings, sustaining its dividend, and adding broadband subscribers.

For 2015, the compensation committee established the bonus targets for each executive, as a percentage of 2015 salary level, based on its assessment of appropriate balance and mix between base salary and short-term bonus in determining the total cash to be paid to each executive. The bonus payout targets as a percentage of salary were 100% for Mr. Udell, and 74% for Mr. Childers. As discussed above, Mr. Currey’s 2015 compensation plan did not include a cash bonus. The compensation committee used these levels because achieving the targeted payouts at those levels would result in an annual bonus payout to each executive equal to roughly the 50th percentile of the annual bonus paid to executives in comparable positions at companies in the peer group. However, as described above, the Company is aware that even after these changes, the aggregate total direct compensation for Mr. Udell and Mr. Childers remains below the 50th percentile of the relevant peer group.

As in prior years, the compensation committee set a maximum payment equal to 120% of the target amount if the weighted average of all goals were attained above 105% of the target level and a threshold level such that weighted average attainment of 90% of the target level would have resulted in a payment of 50% of the target amount. Weighted average attainment of below 90% of the target level would have resulted in no bonus payment.

For 2015, each of the Company performance targets was achieved at the following levels:

Performance Measure	Actual	Target	% of Target
Adjusted EBITDA	$328.9 million	$328.8 million	100.0%
Dividend Payout Ratio	67.3%	≤69.9%	103.7%
Broadband Subscriber Net Adds	6,264	5,200	120.4%
Revenue	$776 million	$790 million	98.2%
Other Operating Goals	8/10	10/10	80.0%

In the compensation committee’s review of 2015 performance, the compensation committee first determined the amounts earned by the executives by computing the weighted average of the actual achievement of the performance targets at the levels described above. For Mr. Udell, this weighted average was 102.6% of target, and for Mr. Childers, this weighted average was 100.6% of target. These weighted averages consisted of the following components, reflecting the weighting of the performance measures described above and the actual level of achievement of those measures:

	Mr. Udell’s	Mr. Childers’
	Component	Component
Performance Measure	Percentage	Percentage
Adjusted EBITDA	60.0%	50.0%
Dividend Payout Ratio	20.7%	20.7%
Broadband Subscriber Net Adds	12.1%	12.1%
Revenue	9.8%	9.8
Other Operating Goals	N/A	8.0%
Weighted Average	102.6%	100.6%

The following payout table was used to convert the weighted average component percentages to a bonus payout, which in the case of Mr. Udell is 110% and in the case of Mr. Childers is 100.6%. However, in view of the overall economic climate, as well as his desire with respect to 2015 to be treated no better than the rest of the executive team and other bonus eligible personnel, Mr. Udell requested (and the compensation committee concurred) that his bonus payout be limited to 100.6% of his target.

Performance	Payout (as a % of Target)
<90%	0%
90% - 94.9%	50%
95% - 97.9%	75%
98% - 101.9%	Weighted Achievement Score
102% - 104.9%	110%
>105%	120%

The resulting bonuses, all of which were paid in March 2016, represented the following percentages of Mr. Udell’s and Mr. Childers’ respective 2015 annual salary levels:

	2015 Bonus Payout as a Percentage of 2015 Salary
	Actual Percentage of	Target Opportunity, as
Name	Salary Paid	a Percentage of Salary
C. Robert Udell, Jr.	100.6%	100%
Steven L. Childers	74.4%	74%

The “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table shows the cash bonus the compensation committee awarded to each of Mr. Udell and Mr. Childers for 2015 pursuant to this annual cash bonus plan.

The compensation committee believes that the level of the cash bonus opportunities and the cash bonuses actually paid for 2015 performance to Mr. Udell and Mr. Childers helped fulfill the compensation committee’s executive compensation program objectives to:

●	retain Mr. Udell and Mr. Childers by providing them with a cash bonus opportunity at a level competitive with the Company’s peer group; and
●	reward Mr. Udell and Mr. Childers for the Company’s operational and financial performance.

Compensation Element 3: Long-Term, Equity-Based Incentives for 2015

The Company maintains the stockholder-approved LTIP that provides for grants of stock options, stock, stock units and stock appreciation rights and for the adoption of one or more cash incentive programs. The Company’s non-employee directors and certain employees, including Mr. Udell and Mr. Childers, are eligible for grants under the LTIP. The principal purposes of the LTIP are to:

●	provide these individuals with incentives to maximize stockholder return and otherwise contribute to the Company’s success; and
●	enable the Company to attract, retain and reward the best available individuals for positions of responsibility.

The compensation committee administers the LTIP and determines if, when, and in what amount awards should be granted, as well as the type of award vehicle to be employed (choosing from among those award vehicles authorized by the LTIP).

Each year the compensation committee determines for each executive eligible to participate, the economic value of target annualized long-term incentive compensation. The goal of the compensation committee is to establish those targets so that over time they are at approximately the 50th percentile of the peer group. The compensation committee generally balances its equity grants so that approximately 50% of this annualized target is paid to the executives in the form of performance share grants, and approximately 50% of the annualized target value is paid to the executives in the form of time-based restricted share grants.

Performance Shares

In March 2015, the compensation committee established a target value of long-term incentive compensation and made performance share awards equal to 50% of this target value. The compensation committee also approved Company performance goals and minimum, target and maximum payouts. The goals and payout levels were the same as those approved for the cash incentive bonus plan.

The 2015 performance share target award levels were determined by taking half of the annual target LTIP grant value for each of Mr. Udell and Mr. Childers, and converting that value to a number of shares based on the 20-day average closing price for our stock as of two trading days before the award date (discounted 10% to reflect the challenge associated with attaining the performance goals).

The performance share awards entitled the executives to receive awards of restricted shares in 2016 depending on the level of attainment of the performance goals. Attainment of the goals at the target levels would result in the target number of performance shares awarded as restricted shares, and attainment of the goals at above or below the target levels would result in an increased or decreased number of restricted shares awarded, using the same formulas as those with respect to annual cash bonuses.

In March 2016, the compensation committee approved awards of restricted shares based on 2015 performance, as follows:

	2015 Performance	March 2016 Restricted
Name	Share Target	Shares Earned/Awarded
C. Robert Udell, Jr.	12,991	13,068
Steven L. Childers	9,631	9,688

Under the terms of the performance share awards, the number of restricted shares granted in March 2016 were determined, for Mr. Udell, as 100.6% of the 2015 performance share target based on the achievement level of 102.6% of the target performance goals, and for Mr. Childers, also as 100.6% of the 2015 performance share target based on an achievement level of 100.6% of the target performance goals, in each case as previously described in the “Cash Bonus” section above (and adjusted, in Mr. Udell’s case, to align with the payout for the other executive team members). The restricted shares vest at a rate equal to 25% per year on each December 5th for four years after the date of grant.

Time-Based Restricted Stock

As previously described, the Company had awarded each of Mr. Udell and Mr. Childers with a three-year grant of time-based restricted shares in March 2013. Because the target values used to establish those grants (adjusted for subsequent share price appreciation) were, in the case of Mr. Udell, 7.6% below his 2015 target annual value for time-based shares as established by the compensation committee, and in the case of Mr. Childers, 2.3% below his 2015 target annual value for time-based shares established by the compensation committee, the compensation committee determined it was appropriate to provide a time-based share grant to each of Mr. Udell and Mr. Childers in order to close that value gap. As such, the following time-based share grants were made to Mr. Udell and Mr. Childers in March 2015:

	Annual Grant	March 2015 Restricted Shares
Name	“Value Gap”	Earned/Awarded
C. Robert Udell, Jr.	$42,042	1,796
Steven L. Childers	$9,618	411

The compensation committee believes that the long-term, equity-based incentives it awarded to these named executive officers in 2015 helped meet its objectives to:

●	retain them by providing them with long-term, equity-based compensation at a level competitive with the Company’s peer group; and
●	reward them for achieving key financial and operational objectives, which were attained at a 102.6% level (for Mr. Udell) and a 100.6% level (for Mr. Childers) in 2015.

All Other Compensation

As part of our executive compensation program, the Company may from time-to-time provide to its executives some or all of the following other benefits:

●	personal use of a company automobile;
●	fitness program reimbursement;
●	expenses paid for business related meals and travel for spouses (when required to attend Company functions);
●	tax reimbursement for personal use of a Company automobile and business related travel for spouses when required to attend company functions; and
●	company matching contributions to its 401(k) plan.

Where applicable, the “All Other Compensation” column of the Summary Compensation Table on page 33 shows the aggregate amounts of such compensation paid to each of the named executive officers.

Employment Security Agreements

On February 20, 2007, the Company adopted Employment Security Agreements (“ESAs”) with each of its named executive officers, as well as certain other executives. The ESAs were further amended in December 2009 as a result of the Company’s outside compensation consultant’s evaluation of the ESAs compared to general market and peer company best practices. Please see the caption “Potential Payments upon Termination or Change in Control of the Company — Employment Security Agreements” below for an explanation of the terms of the ESAs.

The Company believes that the protections afforded by the agreements are a valuable incentive for attracting and retaining its top managers. It believes that the agreements are particularly important because the Company does not have employment agreements or long-term arrangements with its executives. The Company also believes that, in the event of an extraordinary corporate transaction, the agreements could prove crucial to the Company’s ability to retain top management through the transaction process. The Company also benefits from certain restrictive covenants, including non-competition covenants, contained in these agreements.

Deductibility of Compensation

Section 162(m) of the Internal Revenue Code limits the deductibility of executive compensation paid to the Chief Executive Officer and to each of the three other most highly compensated officers of a public company (other than the Chief Financial Officer) who are named executive officers to $1 million per year. However, compensation that is considered qualified “performance-based compensation” generally does not count toward the $1 million deduction limit.

We believe it is in the best interests of our shareholders for us to maximize tax deductibility when appropriate. Although deductibility of compensation is preferred, tax deductibility is not a primary objective of our compensation programs. We believe it is important to retain the flexibility to compensate executives competitively. The compensation committee and the board consider the impacts of Section 162(m) in developing, implementing and administering our compensation programs. However, the compensation committee balances this consideration with our primary goal of structuring compensation programs to attract, motivate and retain highly talented executives. As such, individual exceptions may occur when the compensation committee or the board, after balancing tax efficiency with overall objectives, believes such exceptions to be in the best interests of our shareholders.

The Company annually reviews the compensation paid to its named executive officers other than the Chief Financial Officer to determine the deductibility of compensation under Section 162(m). Base salary, by its nature, does not qualify as performance-based under Section 162(m). The Company’s grants of performance-based restricted stock and annual cash bonus payments under the LTIP qualify as performance-based compensation, and the time-based restricted stock grants (when made) are not for amounts that are expected to raise deductibility issues under Section 162(m).

For 2015, the Company believes substantially all of the compensation received by its named executive officers is fully deductible by the Company without regard to Code Section 162(m).

Changes to Compensation Program for 2016 resulting from Mr. Udell’s Promotion to CEO

Effective as of January 1, 2015, the board elected Mr. Udell to the role of President and CEO. In conjunction with this increase in his duties and responsibilities, the compensation committee determined that it was appropriate to target the transition of Mr. Udell’s compensation to the 50th percentile of the benchmark group of companies, over a multi-year period. The first year of this transition occurred in 2015. In view of Mr. Udell’s performance and the remaining gap between his compensation and the target compensation for his position, the compensation committee determined it was appropriate to increase certain elements of Mr. Udell’s compensation again in 2016, as follows:

●	Mr. Udell’s annual base salary rate for 2016 was increased from $375,000 to $425,000, effective March 6, 2016;
●	Mr. Udell’s target annual cash bonus for 2016 continued at 100% of annual base salary; and
●	Mr. Udell’s long-term incentive annual target grant value was increased from $553,000 to $850,000, of which approximately half is performance-based.

Based on information provided to the compensation committee by the independent compensation consultant, the Company believes Mr. Udell’s compensation remains approximately 39% below the 50th percentile for CEOs among its benchmark group of companies.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table lists information regarding the compensation for the years ended December 31, 2015, 2014, and 2013, of our CEO, CFO and each of the other executive officers named in this section, to whom we refer to, collectively, as the named executive officers.

Name and			Stock	Non-Equity
Principal			Awards	Incentive Plan	All Other
Position	Year	Salary($)	($)(3)	Compensation($)	Compensation($)		Total ($)
Robert J. Currey(1)	2015	$389,423	$58,804	$0	$40,559		$488,786
Executive	2014	$425,000	$476,149	$369,000	$87,324	(4)	$1,357,473
Chairman of the Board	2013	$422,885	$1,318,393	$486,588	$96,366		$2,324,232

C. Robert Udell, Jr. (2)	2015	$377,423	$308,457	$377,250	$76,213		$1,139,343
President and Chief	2014	$323,000	$284,098	$157,500	$82,227	(5)	$846,825
Executive Officer	2013	$295,654	$686,639	$190,877	$83,338		$1,256,508

Steven L. Childers	2015	$276,000	$209,476	$201,773	$64,235		$751,484
Chief Financial	2014	$251,000	$227,286	$120,750	$69,604	(6)	$668,640
Officer	2013	$249,885	$572,142	$159,229	$75,338		$1,056,594

(1)	Name and Principal Position – Robert J. Currey — Mr. Currey served as Chairman of the Board and CEO throughout 2014. On January 1, 2015, he ceased serving as CEO but continues to serve as Executive Chairman of the Board.

(2)	Name and Principal Position – C. Robert Udell, Jr. — Mr. Udell served as President and Chief Operating Officer and a director throughout 2014. On January 1, 2015, he became President and CEO and continues to serve as a director.

(3)	Stock Awards — The amounts in this column represent the grant date fair value, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, of the restricted stock granted in 2015, 2014 and 2013 and the target number of performance shares awarded in 2015, 2014 and 2013 based upon the probable outcome of the performance conditions. The grant date value of the performance shares in 2015 assuming the performance conditions were met at the maximum level was for Mr. Currey: $0; for Mr. Udell: $307,711; and for Mr. Childers: $228,119. Also, see Footnote 8 to the Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 for an explanation of the assumptions made by the Company in the valuation of these awards.

(4)	All Other Compensation — Robert J. Currey. This column includes $15,900 of matching contributions made in 2015 under the Company’s 401(k) Plan on behalf of Mr. Currey. Mr. Currey is also provided a fitness reimbursement ($360) and the value of dividends paid on unvested restricted stock ($24,299).

(5)	All Other Compensation — C. Robert Udell, Jr. This column includes $15,900 of matching contributions made in 2015 under the Company’s 401(k) Plan on behalf of Mr. Udell. Mr. Udell is also provided with personal use of a Company automobile ($484), a tax “gross-up” reimbursement in connection with payment for his personal use of a Company automobile ($182), and the value of dividends paid on unvested restricted stock ($59,647).

(6)	All Other Compensation — Steven L. Childers. This column includes $15,900 of matching contributions made in 2015 under the Company’s 401(k) Plan on behalf of Mr. Childers and the value of dividends paid on unvested restricted stock ($47,735). In addition, Mr. Childers is reimbursed for business use of his personal mobile phone ($600).

Salary

The “Salary” column of the Summary Compensation Table shows the salaries paid in 2015, 2014 and 2013 to each of the named executive officers. Mr. Currey’s salary for 2015 was in the form of the retainer he was paid for his role as Executive Chairman. The annualized salary rates in effect as of March 8, 2015 were:

Robert J. Currey	$300,000
C. Robert Udell, Jr.	$375,000
Steven L. Childers	$270,000

Non-Equity Incentive Compensation

The “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table shows the cash bonus the Company awarded to each of the named executive officers for 2015, 2014 and 2013 pursuant to the Company’s bonus plan. For more information, please refer to the Compensation Discussion and Analysis section of this proxy statement on page 22. The Company paid all of these amounts in March 2016, March 2015 and March 2014, respectively.

2015 Grants of Plan-Based Awards

This table sets forth information for each named executive officer with respect to (1) estimated possible payouts under non-equity incentive plan awards and (2) equity incentive plan awards that could have been earned for 2015.

								All Other
								Stock Awards	Grant Date
					Estimated Future Payouts			Number of	Fair Value
		Estimated Future Payouts Under			Under Equity Incentive Plan			Shares of	of Stock and
	Grant	Non-Equity Incentive Plan Awards(1)			Awards(2)			Stock or	Option
Name	Date	Threshold($)	Target($)	Maximum($)	Threshold (#)	Target (#)	Maximum (#)	Units(3)	Awards$(4)
Robert J. Currey		-	-	-	-	-	-
	3/6/15							2,819	58,804
C. Robert Udell, Jr.		$187,500	$375,000	$450,000
	3/6/15				6,496	12,991	15,589		270,992
	3/6/15							1,796	37,465
Steven L. Childers		$100,285	$200,570	$240,684
	3/6/15				4,816	9,631	11,557		200,903
	3/6/15							411	8,573
____________________

(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards. Payouts under the bonus plan were based on performance in 2015. The performance targets were set in March 2015, as described in the Compensation Discussion and Analysis section under the caption “Annual Incentive Compensation.” The amounts actually paid under the bonus plan for 2015 appear in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. Pursuant to the bonus plan for 2015, the compensation committee established a performance award formula which linked the payouts to the weighted average achievement across the four goal areas it had established. Target payout was to be made if the performance goals were attained at target level, and the payout was to be capped at a maximum payment of 120% of the target level if the goals were attained at or above the 105% level and payout was to be zero if the performance goals were attained below the 90% level (payout at the 90% level of attainment resulted in a payment of 50% of the target payout level). The compensation committee had discretion to determine payouts for achievement between threshold and target, and target and maximum.

(2)	Estimated Future Payouts Under Equity Incentive Plan Awards. These columns show the threshold, target and maximum number of shares of restricted stock that could have been awarded in 2016 pursuant to performance shares previously granted in March 2015. These awards of restricted stock were based on performance in 2015, which has now occurred. Pursuant to the LTIP for 2015, the compensation committee awarded performance shares to executives, which reflected the target number of shares of restricted stock to be granted in 2015 if target performance goals set by the compensation committee for 2015 were met. The target award was subject to adjustment based on the weighted average level of attainment of the performance goals, subject to a maximum award of 120% of the target number of shares if the goals were attained at a 105% level and a minimum of zero shares if the goals were attained below a 90% level (attainment of goals at the 90% level resulted in an award of 50% of the target number of shares). The LTIP is described in the Compensation Discussion and Analysis section under the caption “Long-Term, Equity Based Incentives.”

(3)	All Other Stock Awards Number of Shares of Stock or Units: This column shows the number of time-based restricted shares awarded to the named executive officers in 2015.

(4)	Grant Date Fair Value of Stock and Option Awards. This column shows the grant date fair value, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, of the target performance share awards made in 2015 to the named executive officers. See Footnote 8 to the Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 for an explanation of the assumptions made by the Company in the valuation of these awards.

Outstanding Equity Awards at 2015 Fiscal Year-End

This table sets forth information for each named executive officer with respect to each award of restricted shares that had been made at any time, had not vested, and remained outstanding at December 31, 2015.

	Stock Awards
	Number of Shares or	Market Value of Shares
	Units of Stock That	or Units of Stock That
Name	Have Not Vested (#)(1)	Have Not Vested ($)(2)
Robert J. Currey	0	0
C. Robert Udell, Jr.(3)	24,475	$512,751
Steven L. Childers(4)	19,078	$399,684
____________________

(1)	Number Of Shares Or Units Of Stock That Have Not Vested. The unvested shares represent a mix of time-based restricted shares from the grants made in March 2013 and March 2015, and unvested performance-based shares from grants made in March 2013, March 2014, and March 2015.

(2)	Market Value Of Shares Or Units Of Stock That Have Not Vested. Represents the number of shares of common stock covered by the restricted shares valued using $20.95 (the closing market price of the Company’s common stock as reported in The Wall Street Journal for December 31, 2015, which was the last trading day of fiscal year 2015).

(3)	Vesting Dates – Udell. The vesting dates of the restricted shares are as follows: December 5, 2016 (15,523 restricted shares), December 5, 2017 (5,805 restricted shares), December 5, 2018 (3,147 restricted shares).

(4)	Vesting Dates – Childers. The vesting dates of the restricted shares are as follows: December 5, 2016 (12,343 restricted shares), December 5, 2017 (4,475 restricted shares), December 5, 2018 (2,260 restricted shares).

2015 Option Exercises and Stock Vested

This table sets forth information concerning the number of restricted shares that vested during 2015 and the value of those vested shares. The Company has not granted options.

	Stock Awards
	Number of Shares
	Acquired On	Value Realized
Name	Vesting (#)	On Vesting ($)(1)
Robert J. Currey	20,909	$451,634
C. Robert Udell, Jr.	17,166	$370,786
Steven L. Childers	13,987	$302,119
____________________

(1)	Value Realized on Vesting. Represents the number of shares of common stock covered by the restricted shares acquired on vesting of such restricted shares on December 4, 2015, as shown in the “Number of Shares Acquired on Vesting” column valued using the closing market price of the common stock ($21.60) as reported in The Wall Street Journal for December 4, 2015, which was the last trading day prior to the date of vesting of the restricted shares.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL OF THE COMPANY

Pursuant to its Employment Security Agreements and the LTIP, the Company provides eligible employees, including the named executive officers, with certain benefits upon a change in control of the Company or upon certain types of termination of employment following a change in control of the Company. These benefits are in addition to those benefits to which employees would generally be entitled upon a termination of employment (i.e., vested retirement benefits accrued as of the date of termination, stock awards that are vested as of the date of termination, and the right to elect continued health benefits pursuant to COBRA). Those incremental benefits as they pertain to the named executive officers are described below:

Employment Security Agreements

The Company has Employment Security Agreements (the “Agreements”) with the named executive officers and certain other executives, which provide benefits upon the occurrence of certain terminations of employment following a change in control of the Company. The Agreements with named executive officers provide for benefits upon the following types of employment termination:

●	an involuntary termination of the executive’s employment by the Company without “cause” that occurs within 24 months after a change in control of the Company; or
●	a voluntary termination of employment by the executive for “good reason” that occurs within 24 months after a change in control of the Company.

 The benefits provided upon such a termination of employment include the following:

●	A lump sum cash payment, payable within 30 days of the termination of employment, equal to two times (three times in the case of the Chairman of the Board) the sum of (i) the executive’s annual base salary rate, determined as of the date of the change in control or, if higher, the date of employment termination and (ii) the annual target amounts payable to the executive under all cash-based incentive plans of the Company for the year in which the change in control occurs, or if higher, the date of employment termination.

●	A pro rata portion of the amounts that would have been paid to the executive under the Company’s cash-based incentive plans for the year in which the termination of employment occurs (determined at the target levels), if such amounts would not otherwise be paid to the executive.

●	Continuation of coverage under all welfare plans of the Company during the two-year severance period (three years for the Chairman of the Board), or if earlier, until the executive is eligible for coverage under similar plans from a new employer. Such coverage will be on the same basis and at same cost as in effect prior to the change in control, or any time after, if more favorable to the executive. If such coverage is not available under the plan, the Company shall provide substantially similar benefits. The COBRA period for benefit continuation begins after the end of the initial continuation period described above.

●	Reimbursement of out-of-pocket expenses, including attorney’s fees, incurred by the executive in connection with the successful enforcement of any provision of the Agreement.

The Agreements will reduce the benefits described above to the extent necessary to avoid the imposition of any excise tax pursuant to Section 280G of the Internal Revenue Code.

The Agreements contain restrictive covenants that prohibit the executive from (i) associating with a business that is competitive with any line of business of the Company for which the executive provided substantial services, in any geographic area in which such line of business was active at the time of the executive’s termination, without the Company’s consent and (ii) soliciting the Company’s customers, agents or employees. These restrictive covenants remain in effect during the 12-month period following termination of employment.

For purposes of the Agreements:

(a) “change in control” means (i) the acquisition, by a person other than an affiliate of Richard A. Lumpkin, of a majority of the voting power of the Company’s outstanding securities; (ii) during any period of two consecutive years or less, the incumbent directors cease to constitute a majority of the Board, unless any new direction’s election or nomination was approved by at least 2/3 of the incumbent directors; (iii) a reorganization, merger, consolidation or share exchange resulting in the conversion or exchange of the Company’s common stock into securities of another company, or any dissolution or liquidation, or a sale of 50% or more of all the Company’s assets; or (iv) a merger, consolidation, reorganization or share exchange, unless following such transaction at least a majority of the voting power of the outstanding securities of the surviving entity is owned, in the same proportion, by substantially the persons who owned the Company’s outstanding voting securities immediately prior to the transaction.

(b) “cause” means the executive’s (i) conviction or admission of guilt with respect to any felony, fraud, misappropriate or embezzlement, (ii) malfeasance or gross negligence in the performance of his duties that is materially detrimental to the Company, or (iii) breach of any Company code of conduct, if the consequence would be termination of employment. In each case, the Company must give the executive written notice of the existence of cause, and if the act is capable of being cured, 30 days in which to cure.

(c) “good reason” means (i) a reduction in the executive’s base salary and/or bonus opportunity without his consent, (ii) a reduction in the scope or importance of the executive’s duties and responsibilities without his consent, or (iii) a transfer of the executive’s primary worksite of more than 30 miles (unless the new worksite is closer to the executive’s residence). In each case, the executive must give written notice within 90 days and the Company has 30 days in which to cure the action constituting good reason.

Consolidated Communications Holdings, Inc. 2005 Long-Term Incentive Plan

The LTIP provides that if there is a change in control of the Company, and there is no assumption of outstanding awards by the successor entity, or conversion of outstanding awards into comparable equity awards of the successor entity, then as of the effective date of the change in control all stock options and stock appreciation rights will vest and all restrictions on all outstanding stock awards and stock unit awards will lapse, and if any restrictions relate to satisfying performance goals, the performance goals will be deemed satisfied at target levels (unless the target level was exceeded for any performance goal before the effective date of the change in control, in which case the restrictions will lapse based on actual attainment of the performance goal). The LTIP also provides that if in connection with the change in control the LTIP awards are assumed or converted by the successor entity as described above, and within 24 months following the effective date of the change in control the participant’s employment is terminated without cause or the participant terminates employment for good reason, or a participant who is a director is asked to resign for other than cause, all stock options and stock appreciation rights will vest and all restrictions on all outstanding stock awards and stock unit awards will lapse, and if any restrictions relate to satisfying performance goals, the performance goals will be deemed satisfied at target levels (unless the target level was exceeded for any performance goal before the date of termination of employment or service, in which case the restrictions will lapse based on actual attainment of the performance goal).

The LTIP uses the same definitions of change in control, cause and good reason as set forth in the Employment Security Agreements.

The tables set forth below quantify the additional benefits as described above that would be payable to each named executive officer under the arrangements described above.

Termination of Employment Following a Change in Control

The additional amounts set forth in this table would be payable pursuant to the Employment Security Agreements, assuming a change in control of the Company and that the named executive officer became eligible for benefits following a termination of employment on December 31, 2015.

	Robert J.	C. Robert	Steven L.
Name	Currey	Udell, Jr.	Childers
Base Salary(1)	$900,000	$750,000	$540,000
Bonus(1)	$0	$750,000	$401,140
Welfare Benefits for
Severance Period(2)	$35,464	$33,514	$22,342
____________________

(1)	Base Salary and Bonus. These amounts represent, in the case of Mr. Currey, three times base salary and target bonus, and in the case of all other named executive officers, two times base salary and target bonus.

(2)	Welfare Benefits for Severance Period. Amounts in this row consist of projected Company premiums for health (including medical, dental, vision), life, AD&D and disability policies, reduced by the amount of projected employee premiums during the severance period for each named executive officer.

Benefits Upon Change in Control

The additional amounts set forth in this table would be realized by each named executive officer under the LTIP, assuming a change of control of the Company occurred on December 31, 2015.

	Robert J.	C. Robert	Steven L.
Name	Currey	Udell, Jr.	Childers
Value of Unvested Restricted
Shares(1)	$0	$512,751	$399,684
____________________

(1)	Amounts in this row represent the value of the restricted shares that would vest upon the change in control on December 31, 2015 under the terms of the LTIP. The value of the restricted shares is based on the closing market price of the Company’s stock as reported in The Wall Street Journal for December 31, 2015 ($20.95), which was the last trading day of fiscal year 2015.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Person Transactions Policy

Our audit committee has adopted a written Related Person Transactions Policy, which provides for procedures for review and oversight of transactions involving the Company and “related persons” (which consists of directors, director nominees, executive officers and stockholders owning five percent or more of the Company’s outstanding stock, any of their immediate family members, and any firm, corporation or other entity in which any of the foregoing persons is employed, is a general partner, principal or in a similar position or has, together with the beneficial ownership interests of all other “related persons,” a 10% or greater beneficial ownership interest). The policy covers any related person transaction that would be required to be disclosed in our proxy statement under applicable SEC rules (generally, transactions in which the Company is a participant, the amount involved exceeds $120,000 and in which a “related person” has a direct or indirect material interest).

Certain transactions are not subject to specific review under the policy by virtue of being exempt from the set of related person transactions that must be disclosed pursuant to applicable SEC rules (“exempt transactions”). In addition, the audit committee has approved in the policy the provision of products or services by the Company and its subsidiaries to “related persons,” if conducted in the ordinary course of business and on terms that are no less favorable to the Company than those available to customers who are not related to the Company.

The policy requires, prior to a party entering into any related person transaction (other than an exempt transaction), to provide, to the extent practicable, notice to the Company of the proposed related person transaction. The audit committee or its chairperson may approve only those related person transactions that are in, or are not inconsistent with, the best interests of the Company and its stockholders, as the audit committee or its chairperson, as applicable, determines in good faith. In the event the Company becomes aware of a related person transaction that has not been previously approved or previously ratified under the policy that is pending or ongoing, it will be submitted to the audit committee or its chairperson, as applicable, which shall evaluate all options, including but not limited to ratification, amendment or termination of the related person transaction, and (if appropriate) any disciplinary actions recommended. No member of the audit committee may participate in the consideration, approval or ratification of any related person transaction with respect to which such member or any of his or her immediate family members is the “related person” or in which he, she or they otherwise have an interest.

SKL Investment Group

Richard A. Lumpkin, together with members of his family, beneficially owns 100% of SKL Investment Group, a Delaware limited liability company (“SKL”), which is an investment company serving the Lumpkin family. Mr. Lumpkin and members of his family are the sole voting members of SKL. SKL and its related entities paid $54,714 to the Company in 2015 for the use of office space, computers, telephones and for other office related equipment. This amount is based upon actual usage incurred by SKL. For example, in 2015, SKL paid $39,787 to rent approximately 2,191 square feet of office space, which is equivalent to the Company’s base rent per square foot plus a prorated share of real-estate taxes, utilities, and maintenance. The charges for use of equipment and other office related expenses were based on actual third-party charges or SKL’s estimated share of usage. The Company believes these terms are reasonable and customary, and are comparable to those which would have been obtained in an arms-length transaction.

LATEL Sale/Leaseback

The Company paid $829,453 during 2015 to lease office and warehouse space from LATEL, LLC, a limited liability company of which Mr. Lumpkin and his immediate family have a beneficial ownership of 66.7%. Agracel Inc. (“Agracel”) is a real estate investment company of which Mr. Lumpkin, together with his family, beneficially owns 33.5%. In addition, Mr. Lumpkin and his son, Benjamin I. Lumpkin, are directors of Agracel. Agracel is the sole managing member and 50% owner of LATEL, LLC. These payments represent 84% of the total revenue of LATEL, LLC.

First Mid-Illinois Bancshares, Inc.

Pursuant to various agreements with Consolidated Communications, Inc. (“CCI”), First Mid-Illinois provides the Company with general banking services, including depository, disbursement and payroll accounts, on terms comparable to those available to other large unaffiliated business accounts. Mr. Lumpkin and members of his family own approximately 26.4% of the common stock and 30.0% of the Series C Non-Cumulative Perpetual Convertible Preferred Stock of First Mid-Illinois. During 2015, the Company paid maintenance and activity related charges of $15,270 to First Mid-Illinois and earned $397 of interest on its deposits. The fees charged and earnings received on deposits through a repurchase agreement, are based on First Mid-Illinois’ standard schedule for large customers.

Consolidated Communications of Illinois Company (“CCIC”), formerly known as Illinois Consolidated Telephone Company, a wholly owned subsidiary of the Company, provides First Mid-Illinois with local dial tone, custom calling features, long distance and other telecommunications services. In 2015, First Mid-Illinois paid CCIC approximately $754,445 for these services. These services are based on standard prices for strategic business customers.

The Company’s payments to First Mid-Illinois and its subsidiaries did not exceed 1% of the gross revenue of First Mid-Illinois. Also, payments from First Mid-Illinois did not exceed 1% of the Company’s gross revenue.

Cartesian, Inc.

On June 18, 2014, through our subsidiary, Consolidated Communications Services Company, we entered into an agreement with Cartesian, Inc. (formerly The Management Network Group, Inc. (a professional services company)), to provide Smart Building Services. Under the agreement, Cartesian, Inc., is to deploy and monitor the energy consumption in a number of the company’s facilities. The estimated cost to implement the Smart Building Services is approximately $4,900,000 over the next seven years. It is estimated that we will save approximately $5,700,000 in energy costs through the use of the Smart Building Services. In connection with the Smart Building Services, we also entered into a three year Market Enablement Agreement (“Marketing Agreement”) with Elutions, Inc., a partial owner of Cartesian, Inc. Under the Marketing Agreement, we will be required to provide certain marketing support to provided solutions. We may receive up to $2,400,000 under the Marketing Agreement over the three year term of the agreement.

Robert J. Currey, our Executive Chairman, is the Chairman of the Board of directors at Cartesian, Inc. Robert J. Currey has not received any payments as part of our agreement with Cartesian, Inc. or Elutions, Inc.

Consolidated Communications, Inc.

On May 30, 2012, the Company, through CCI (as successor by merger to Consolidated Communications Finance Co.) completed a $300 million offering of its 10.875% Senior Notes, sold at 99.345% for a yield to maturity of 11.00%. The Richard Adamson Lumpkin Trust dated 2/6/70 fbo Richard Anthony Lumpkin purchased $10 million, Robert J. Currey purchased $500,000 and Roger H. Moore purchased $250,000 of the 10.875% Senior Notes. On July 8, 2015, the notes were redeemed in full at 114.34% of principal for proceeds of $11,434,010 to The Richard Adamson Lumpkin Trust, for proceeds of $571,700 to Robert J. Currey and for proceeds of $285,850 to Roger H. Moore. During 2015, the aforementioned Trust received $665,521 in interest, Robert J. Currey received approximately $32,776 in interest and Roger H. Moore received approximately $16,388 in interest.

On September 18, 2014, the Company, through CCI (as successor by merger to Consolidated Communications Finance II Co.) completed a $200 million offering of its 6.50% Senior Notes. The Richard Adamson Lumpkin Trust dated 2/6/70 fbo Richard Anthony Lumpkin purchased $5 million of the 6.50% Senior Notes. The 6.50% Senior Notes mature on October 1, 2022 and pay interest semi-annually in arrears on April 1 and October 1 of each year, commencing on April 1, 2015. During 2015, the aforementioned Trust received $336,736 interest from the 6.50% Senior Notes.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2015, Roger H. Moore, Thomas A. Gerke and Maribeth S. Rahe served on the compensation committee. No member of the compensation committee was, during 2015, an officer or employee of the Company, was formerly an officer of the Company, or had any relationship requiring disclosure by the Company as a related party transaction under Item 404 of Regulation S-K, other than Mr. Moore. Please see “Certain Relationships and Related Transactions – Consolidated Communications, Inc. Senior Notes.” During 2015, none of the Company’s executive officers served on the board of directors or the compensation committee of any other entity, any officers of which served either on the Company’s board of directors or its compensation committee.

ANNUAL REPORT TO STOCKHOLDERS

Our combined 2015 Annual Report to Stockholders and Annual Report on Form 10-K for the year ended December 31, 2015 accompanies this proxy statement.

STOCKHOLDER PROPOSALS FOR 2017 ANNUAL MEETING

The proxy rules of the SEC permit our stockholders, after notice to the Company, to present proposals for stockholder action in our proxy statement where such proposals are consistent with applicable law, pertain to matters appropriate for stockholder action and are not properly omitted by our action in accordance with the proxy rules. In order for any stockholder proposal to be considered for inclusion in our proxy statement to be issued in connection with our 2017 Annual Meeting of Stockholders, that proposal must be received at our principal executive offices, 121 South 17th Street, Mattoon, Illinois 61938-3987 (Attention: Secretary), no later than December 2, 2016.

Our amended and restated bylaws provide that certain additional requirements be met in order that business, including the nomination of directors, may properly come before the stockholders at the annual meeting. Among other things, stockholders intending to bring business before the annual meeting must provide written notice of such intent to the Secretary of the Company. Such notice must be given not less than 90 days nor more than 120 days prior to the first anniversary of the date on which we mailed our proxy materials for the preceding year’s annual meeting. In addition, the following information must be provided regarding each proposal: as to each person whom the stockholder proposes to nominate for election as a director, the name, age, business address and, if known, residential address, principal occupation or employment, the class, series and number of shares beneficially owned by such nominee and all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required by Regulation 14A of the Exchange Act, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; a brief description of the business desired to be brought before the meeting; the text of any resolution proposed to be adopted at the meeting; and the reasons for conducting such business at the meeting; and a statement of any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and, in the case of director nominations, a description of all arrangements or understandings between the stockholder and each nominee and any other persons (naming them) pursuant to which the nominations are to be made by the stockholder.

In addition, the following information must be provided regarding the stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made: the name and address of such stockholder, as it appears on the Company’s stock transfer books, and of such beneficial owner; the class, series and number of shares of the Company which are owned beneficially and of record by such stockholder and such beneficial owner; a representation that the stockholder giving the notice is a stockholder of record and intends to appear in person or by a qualified representative at the annual meeting to bring the business proposed in the notice before the meeting; a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends to solicit proxies from stockholders in support of such proposal or nomination; and any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to the Exchange Act and the rules and regulations promulgated thereunder.

GENERAL

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and any persons who beneficially own more than 10% of our stock, to file with the SEC initial reports of ownership and reports of changes in ownership of our stock. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. As a matter of practice, our administrative staff assists our executive officers and directors in preparing and filing such reports with the SEC.

To our knowledge, based solely upon a review of filings with the SEC and written representations that no other reports were required, we believe that all of our directors and executive officers complied during 2015.

Other Information

The expenses of preparing and mailing this proxy statement and the accompanying proxy card and the cost of solicitation of proxies, if any, will be borne by us. In addition to the use of mailings, proxies may be solicited by personal interview and telephone and by our directors, officers and regular employees without special compensation therefore. We expect to reimburse banks, brokers and other persons for their reasonable out-of-pocket expenses in handling proxy materials for beneficial owners of our common stock.

Unless contrary instructions are indicated on the proxy card, all shares of common stock represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted in accordance with the recommendation of the board of directors.

OTHER MATTERS

Our board does not know of any other matters that are to be presented for action at the 2016 annual meeting. Should any other matter come before the annual meeting, however, the persons named in the enclosed proxy will have discretionary authority to vote all proxies with respect to such matter in accordance with their judgment.

BY ORDER OF THE BOARD OF DIRECTORS

Steven J. Shirar Chief Information Officer and Secretary

Dated: March 30, 2016

CONSOLIDATED COMMUNICATIONS HOLDINGS, INC.

IMPORTANT ANNUAL MEETING INFORMATION

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card
▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

A	Proposals —	The Board of Directors recommends a vote FOR the director candidates nominated by the Board of
Directors and FOR Proposal 2.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold

	01 - Roger H. Moore	☐	☐	02 - Thomas A. Gerke	☐	☐	03 - Dale E. Parker	☐	☐

		For	Against	Abstain

2.	Approval of Ernst & Young, LLP, as the independent registered public accounting firm.	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

Proxy — CONSOLIDATED COMMUNICATIONS HOLDINGS, INC.

CONSOLIDATED COMMUNICATIONS HOLDINGS, INC.
121 South 17th Street, Mattoon, IL 61938

Proxy Solicited by Board of Directors for Annual Meeting – May 2, 2016 at 9:00 a.m. Central Time

Steven J. Shirar and Matthew K. Smith, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Consolidated Communications Holdings, Inc. to be held on May 2, 2016 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the director candidates nominated by the Board of Directors and FOR Proposal 2.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Continued and to be voted on reverse side.)

CONSOLIDATED COMMUNICATIONS HOLDINGS, INC.

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 2, 2016.

Vote by Internet
● Go to www.envisionreports.com/CNSL
● Or scan the QR code with your smartphone
● Follow the steps outlined on the secure website
Vote by telephone
●	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
●	Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card
▼IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

A	Proposals —	The Board of Directors recommends a vote FOR the director candidates nominated by the Board of Directors and FOR Proposal 2.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold
	01 - Roger H. Moore	☐	☐	02 - Thomas A. Gerke	☐	☐	03 - Dale E. Parker	☐	☐

		For	Against	Abstain
2.	Approval of Ernst & Young, LLP, as the independent registered public accounting firm.	☐	☐	☐

B	Non-Voting Items
Change of Address — Please print your new address below.		Comments — Please print your comments below.	Meeting Attendance
			Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

Proxy — CONSOLIDATED COMMUNICATIONS HOLDINGS, INC.

CONSOLIDATED COMMUNICATIONS HOLDINGS, INC.
121 South 17th Street, Mattoon, IL 61938

Proxy Solicited by Board of Directors for Annual Meeting – May 2, 2016 at 9:00 a.m. Central Time

Steven J. Shirar and Matthew K. Smith, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Consolidated Communications Holdings, Inc. to be held on May 2, 2016 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the director candidates nominated by the Board of Directors and FOR Proposal 2.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Continued and to be voted on reverse side.)